Exhibit 10.8

EXECUTION VERSION

THIS PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

Amended and Restated PLAN SUPPORT AGREEMENT

This Amended and Restated Plan Support Agreement, dated as of February 15, 2021 (including all exhibits and schedules attached hereto and in accordance with Section 2, this “Agreement”), amends and restates in its entirety that certain Plan Support Agreement, dated January 11, 2021 (the “Plan Support Agreement”), and is entered into by and among the following parties (each of the foregoing described in sub-clauses (1) through (7), and any person or entity that becomes a party hereto in accordance with the terms hereof, a “Party” and, collectively, the “Parties”):

1.	Honeywell International Inc. (“Honeywell”);
2.	Oaktree Capital Management, L.P., acting solely in its capacity as an investment adviser on behalf of certain funds and accounts and wholly-owned entities of such funds and accounts (“Oaktree”);
3.

Centerbridge Partners, L.P., acting solely in its capacity as an investment adviser on behalf of certain funds and accounts and wholly-owned entities of such funds and accounts (“Centerbridge” and, together with Oaktree, the “Plan Sponsors”);

4.

Attestor Value Master Fund LP; The Baupost Group, L.L.C., acting on behalf of certain managed funds; Cyrus Capital Partners, L.P., solely in its capacity as investment manager to and on behalf of certain managed funds and accounts; FIN Capital Partners LP acting to behalf of certain managed funds; Hawk Ridge Capital Management LP acting to behalf of certain managed funds; IngleSea Capital acting on behalf of certain managed funds or accounts; Keyframe Capital Partners, L.P., solely in its capacity as investment manager to and on behalf of certain managed funds; Newtyn Management, LLC on behalf of its advisee funds; Sessa Capital (Master), L.P.; and Whitebox Multi-Strategy Partners, L.P. (each, an “Additional Investor”);

5.

those certain holders of those certain 5.125% senior secured notes (the “Senior Notes” and, the holders thereof, the “Senior Noteholders”), due 2026 under that certain Indenture, dated as of September 27, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Indenture”), by and among Garrett, as parent, Garrett LX I S.à r.l. and Garrett Borrowing LLC, as issuers, certain of the Debtors, as guarantors, and Deutsche Trustee Company Limited, as the trustee (and any successor thereto, the “Indenture Trustee”), that are signatory to the Second A&R Agreement (the “Initial Consenting Noteholders”);

6.

Garrett, BRH LLC, Calvari Limited, Friction Materials LLC, Garrett ASASCO Inc., Garrett Borrowing LLC, Garrett Holding Company Sàrl, Garrett LX I S.à r.l., Garrett LX II S.à r.l., Garrett LX III S.à r.l., Garrett Motion Australia Pty Limited, Garrett Motion Automotive Research Mexico S. de R.L. de C.V., Garrett Motion Holdings Inc., Garrett Motion Holdings II Inc., Garrett Motion International Services S.R.L., Garrett Motion Ireland A Limited, Garrett Motion Ireland B Limited, Garrett Motion Ireland C Limited, Garrett Motion Ireland Limited, Garrett Motion Italia S.r.l., Garrett Motion Japan Inc., Garrett Motion LLC, Garrett Motion México, Sociedad Anónima de Capital Variable, Garrett Motion Romania S.R.L., Garrett Motion Sàrl, Garrett Motion Slovakia s.r.o., Garrett Motion Switzerland Holdings Sàrl, Garrett Motion UK A Limited, Garrett Motion UK B Limited, Garrett Motion UK C Limited, Garrett Motion UK D Limited, Garrett Motion UK Limited, Garrett Transportation I Inc., Garrett Transportation Systems Ltd, Garrett Transportation Systems UK II Ltd, Garrett TS Ltd, Garrett Turbo Ltd (collectively, the “Debtors”);

7.

those certain prepetition lenders under that certain Credit Agreement (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of September 27, 2018, by and among Garrett, as holdings, Garrett LX I S.à r.l., Garrett LX II S.à r.l., Garrett LX III S.à r.l., Garrett Borrowing LLC and Garrett Motion Sàrl (f/k/a Honeywell Technologies Sàrl), as borrowers, certain of the Debtors, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent (and any successor thereto, the “Agent”), and the lenders party thereto from time to time (the “Prepetition Lenders”; and such Prepetition Lenders that are parties hereto, the “Initial Consenting Lenders”);

8.

if additional holders of Senior Notes join this Agreement (collectively, the “Additional Consenting Noteholders” and, together with the Initial Consenting Noteholders, the “Consenting Noteholders”), such Additional Consenting Noteholders;

9.

if additional Prepetition Lenders join this Agreement (collectively, the “Additional Consenting Lenders” and, together with the Initial Prepetition Lenders, the “Consenting Lenders”), such Additional Consenting Lenders; and

10.

if additional holders of common stock in Garrett Motion Inc. (“Garrett” and, all holders of common stock in Garrett that execute this Agreement, collectively, the “Consenting Equityholders” and, together with Honeywell, the Plan Sponsors, the Additional Investors, the Consenting Lenders, and the Consenting Noteholders, the “Commitment Parties”) become a Party hereto, such Consenting Equityholders.

Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Term Sheet (defined below) attached hereto as Exhibit A, subject to Section 2 hereof.

As used herein, (1) the term “Requisite Additional Investors” means, at any relevant time, the Additional Investors holding at least a majority of the commitments to purchase Convertible Series A Preferred Stock (as defined below) held by such Additional Investors, (2) the term “Requisite Consenting Noteholders” means, at any relevant time, the Consenting Noteholders holding at least 67% in principal amount of the Senior Notes Claims held by such Consenting Noteholders, excluding Senior Note Claims held by the Plan Sponsors or the Additional Investors; (3) the term “Requisite Consenting Lenders” means, at any relevant time, the Consenting Lenders holding at least a majority in principal amount of the Secured Credit Facility Claims held by such Consenting Lenders, excluding the Secured Credit Facility Claims held by the Plan Sponsors or the Additional Investors; and (4) the term “Requisite Consenting Equityholders” means, at any relevant time, the Consenting Equityholders holding at least a majority of the common stock in Garrett held by such Consenting Equityholders (each of the foregoing described in clauses (1) through (4), together with Honeywell, Oaktree, and Centerbridge, collectively, the “Requisite Commitment Parties”).

RECITALS

WHEREAS, on September 20, 2020, the Debtors commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C.  §§ 101 et seq.  (the “Bankruptcy Code”), which are being jointly administered under the caption In re Garrett Motion Inc., Case No. 20-12212 (MEW) (Bankr. S.D.N.Y. Sept. 20, 2020) (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, in connection with the Chapter 11 Cases, the Parties have engaged in good faith, arm’s length negotiations regarding the terms of a chapter 11 plan of reorganization to be prepared and proposed by the Debtors so long as the Debtors are a Party hereto (the “Approved Plan”), which Approved Plan shall contain the terms and conditions set forth in, and be consistent in all respects with, the term sheet attached as Exhibit A hereto (such term sheet, including all exhibits thereto, the “Term Sheet,” and such transactions on the terms and conditions described in this Agreement, the “Restructuring Transactions”);

WHEREAS, upon the consent of the Debtors, Honeywell, the Plan Sponsors, the Requisite Additional Investors, the Requisite Consenting Lenders and the Requisite Consenting Noteholders (which consent of any of the foregoing shall not be unreasonably withheld, conditioned, or delayed), the Additional Consenting Noteholders, Additional Consenting Lenders and the Consenting Equityholders may become Parties to this Agreement;

WHEREAS, as of the date hereof, Honeywell has filed proofs of claim against each Debtor that assert claims of: (i) not less than $1,800.9 million in principal amount outstanding under that certain Indemnification and Reimbursement Agreement, dated September 12, 2018 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time), by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc., and Honeywell (the “IRA”) and that certain Indemnification Guarantee Agreement, dated as of September 27, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Honeywell ASASCO 2 Inc. as payee, Garrett ASASCO Inc. as payor, and certain subsidiary guarantors as defined therein (the “Guarantee Agreement,” and together with the IRA, the “Indemnification Agreements”), plus potential contingent, unliquidated claims for accruing attorneys’ costs and fees, breach of contract, subrogation, and various non-contractual claims;1 (ii) not less than $126 million in principal amount outstanding and additional indemnity payments owed under that certain Tax Matters Agreement (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Garrett, Honeywell, Honeywell ASASCO Inc., and Honeywell ASASCO 2 Inc. (the “Tax Matters Agreement”), plus potential contingent, unliquidated claims for indemnification, contribution, reimbursement, and various non-contractual claims; and (iii) additional potential contingent, unliquidated contractual and non-contractual claims and causes of action (collectively, the “Honeywell Claims”);

WHEREAS, Honeywell has also asserted in its proofs of claims additional liquidated claims that have arisen in the ordinary course of the business dealings between Honeywell and the Debtors and are expressly not included in the term Honeywell Claims;2

WHEREAS, to effectuate the Restructuring Transactions, the Plan Sponsors and the Additional Investors have committed, severally and not jointly, to purchase shares of new convertible preferred stock of reorganized Garrett (the “Convertible Series A Preferred Stock”) at a purchase price of $1,050.8 million in the aggregate in cash;

WHEREAS, the Parties desire to express to each other their mutual support and commitment with respect to the Restructuring Transactions and matters discussed in the Term Sheet and hereunder;

WHEREAS, notwithstanding any proposed deadlines in relation to the Restructuring Transactions, the Parties intend to complete the Restructuring Transactions with all speed in as timely a manner as practicable and to negotiate in good faith with one another to consummate the Restructuring Transactions;

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court, the terms of this Agreement set forth the Parties’ entire agreement concerning their respective obligations;

WHEREAS, the Plan Sponsors, Honeywell, the Debtors, the Requisite Additional Investors, and the Requisite Consenting Noteholders have agreed to amend and restate the Plan Support Agreement as reflected in this Agreement;

[1]	For the avoidance of doubt, the issuance of the Series B Preferred Stock does not satisfy the Debtors’ obligations to pay Honeywell’s fees and expenses set forth in Section 11.01 of this Agreement.
[2]

For the avoidance of doubt, claims arising under ordinary course business dealings or commercial contracts or related to ongoing services or amounts owed under the Employee Matters Agreement, Intellectual Property Agreement, Trademark License Agreement, Transition Services Agreement, or Cash Repatriation Agreement (each as defined in Honeywell’s proof of claim) will be addressed by the Debtors and Honeywell in good faith and in the ordinary course of business, in consultation with the Plan Sponsors and subject to the Plan Sponsors’ consent (such consent not to be unreasonably withheld, conditioned or delayed), and are not being satisfied by the issuance of the Series B Preferred Stock and any claims by Honeywell against the Debtors on account of such matters shall be included in Class 6 General Unsecured Claims as set forth in the Term Sheet.  Resolution of any of these matters will not be asserted, directly or indirectly, as a condition to the execution, delivery, or approval by Honeywell or the Debtors of any Restructuring Document and no allegation of non-performance with respect to any of these matters will excuse any Debtor or Honeywell from the performance of their obligations under this Agreement or any Restructuring Document.

WHEREAS, the Initial Consenting Lenders have agreed to execute this Agreement; and

WHEREAS, each of the Debtors and Honeywell have determined that, taking into consideration and in the context of the global resolution of multiple claims and disputes among them and the value of the Approved Plan and the Restructuring Transactions to the estates of the Debtors, taken as a whole, the proposed treatment of the Honeywell Claims is a fair and reasonable compromise of the issues raised in the proceedings to estimate Honeywell’s claims governed by the Order Establishing Procedures for the Estimation of Claims of Honeywell et al. Against the Debtors [Docket No. 540] and the adversary proceeding captioned Garrett Motion Inc. and Garrett ASASCO Inc. v. Honeywell International Inc. et al., Adv. Pro. No. 20‑01223 (MEW) (collectively, the “Honeywell Litigation”);

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

Section 1.Agreement Effective Date.  This Agreement shall become effective and binding upon each Party immediately following the occurrence of the following conditions (the “Agreement Effective Date”):

(a)Honeywell has executed and delivered counterpart signatures to this Agreement to each other Party;

(b)Oaktree has executed and delivered counterpart signatures to this Agreement to each other Party;

(c)Centerbridge has executed and delivered counterpart signatures to this Agreement to each other Party;

(d)Garrett has executed and delivered counterpart signatures to this Agreement to each other Party;

(e)the Requisite Additional Investors have executed and delivered counterpart signatures to this Agreement to each other Party;

(f)Initial Consenting Lenders holding at least 47% in principal amount of the Secured Credit Facility Claims have executed and delivered counterpart signatures to this Agreement to each other Party; and

(g)the Requisite Consenting Noteholders have executed and delivered counterpart signatures to this Agreement to each other Party.

Notwithstanding the occurrence of the Agreement Effective Date, this Agreement contemplates, that, upon the consent of Honeywell, the Plan Sponsors, the Requisite Additional Investors, the Requisite Consenting Noteholders, and the Requisite Consenting Lenders (which consent of such Parties shall not be unreasonably withheld, conditioned, or delayed), (i) Additional Consenting Lenders may become Parties upon execution and delivery of counterpart signature pages of this Agreement to counsel to each other Party and at such time those Prepetition Lenders shall become obligated under this Agreement, (ii) Additional Consenting Noteholders may become Parties upon execution and delivery of counterpart signature pages of this Agreement to counsel to each other Party and at such time those Senior Noteholders shall become obligated under this Agreement, and (iii) the Consenting Equityholders may become Parties upon execution and delivery of counterpart signature pages of this Agreement to counsel to each other party and at such time the Consenting Equityholders shall become obligated under this Agreement.

For the avoidance of doubt, if there is a subsequent Termination Date (defined in Section 9.08) pursuant to Section 9.03 or Section 9.07 with respect to the Debtors, any and all provisions of the Agreement referencing “S&C,” the “Debtor,” or “Debtors” are, and shall continue to be, in full force and effect with respect to the Commitment Parties as if such provisions were written without reference to “S&C,” the “Debtor,” or “Debtors,” and this Agreement shall continue to be in full force and effect with respect to each other Party hereto.  Further, for the avoidance of doubt, if Consenting Equityholders other than the Plan Sponsors and the  Additional Investors never become a Party, any and all provisions of the Agreement referencing “Consenting Equityholders” or “Requisite Consenting Equityholders” are, and shall continue to be, in full force and effect with respect to the other Commitment Parties as if such provisions were written without reference to those terms and this Agreement shall be in full force and effect with respect to each other Party hereto.

Signature pages executed by the Parties set forth in Section 1(a) through (f) shall be delivered to: (a) Kirkland & Ellis LLP (“K&E”), legal counsel to Honeywell; (b) Milbank LLP (“Milbank”), legal counsel to the Plan Sponsors; (c) Sullivan & Cromwell (“S&C”), legal counsel to the Debtors; (d) Jones Day, legal counsel to the Additional Investors; (e) Ropes & Gray LLP  (“R&G”), legal counsel to the Consenting Noteholders; and (f)  legal counsel to the ad hoc group of Prepetition Lenders (the “Prepetition Lender Ad Hoc Group”), Gibson, Dunn & Crutcher, (“Gibson”).  Each Commitment Party intends to be and is bound under this Agreement with respect to any and all claims against, or interests in, any of the Debtors, whether currently held or hereafter acquired by such Commitment Party.

Section 2.Exhibits Incorporated by Reference.  Each of the exhibits and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits.  In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, the terms of the exhibits shall govern.  This Agreement (without reference to the exhibits) may be interpreted with reference to the definitions set forth in the exhibits, to the extent such terms are used herein.

Section 3.Definitive Documentation.

(a)The definitive documents and agreements (collectively, the “Restructuring Documents”) related to or otherwise utilized to implement, effectuate or govern the Restructuring Transactions shall consist of every order entered by the Bankruptcy Court and every pleading, motion, proposed order or document (but not including any notices, except as otherwise set forth in this section) filed by the Parties, to the extent, in each case, such orders, pleadings, motions, proposed orders or documents relate to the Restructuring Transactions or the implementation or consummation of the transactions contemplated by this Agreement (including the Term Sheet).  The Restructuring Documents that remain subject to negotiation and completion shall upon completion, contain terms, conditions, representations, warranties, and covenants consistent in all respects with, and containing the terms and conditions set forth in, this Agreement (including the Term Sheet), and otherwise be in form and substance reasonably acceptable to (i) the Debtors; (ii) the Plan Sponsors and Honeywell, except as otherwise set forth herein; (iii) solely to the extent such documents adversely affect the Additional Investors, the Requisite Additional Investors; (iv) solely to the extent such documents adversely affect the plan treatment of the Prepetition Lenders, the Requisite Consenting Lenders; and (v) solely to the extent such documents adversely affect the economic treatment of the Senior Notes, the Requisite Consenting Noteholders.

(b)The Restructuring Documents include:

(i)the Approved Plan;

(ii)the disclosure statement (and all exhibits and other documents and instruments related thereto) with respect to the Approved Plan  (the “Disclosure Statement”), the other solicitation materials in respect of the Approved Plan (such materials, collectively, the “Solicitation Materials”), the motion to approve the Disclosure Statement and the order approving the Disclosure Statement (the “Disclosure Statement Order”);

(iii)the documents or agreements relating to the Credit Facilities or the issuance of the Convertible Series A Preferred Stock and the Series B Preferred Stock, including the backstop commitment agreement for the Rights Offering (the “BCA”) and the orders approving the Debtors’ entry into the BCA and this Agreement (the “Approval Orders”);

(iv)any documents or agreements in connection with the Restructuring Transactions and related to the governance and management of the reorganized Debtors following the conclusion of the Chapter 11 Cases, including any certificates of incorporation, certificates of formation, bylaws, limited liability company agreements (or equivalent governing documents), employment agreements, shareholders’ agreements and registration rights agreements;

(v)all other documents that will comprise the supplement to the Approved Plan; and

(vi)the order confirming the Approved Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order.

(c)Further, notwithstanding anything set forth in this Agreement to the contrary, the definitive documents or agreements for the post-Effective Date governance of reorganized Garrett shall be consistent in all material respects with the Term Sheet and otherwise subject to the reasonable consent and approval of the Debtors, Honeywell, the Plan Sponsors, and the Requisite Additional Investors.

(d)Except as specifically set forth herein, nothing in any of the Restructuring Documents shall impose any restrictions on any Party transferring any of the equity of Garrett following consummation of the Restructuring Transactions.

Section 4.Milestones.  The Parties shall reasonably cooperate with one another in an effort to satisfy the following milestones (the “Milestones”), unless extended, waived or otherwise agreed to in writing (email being sufficient) by counsel to the Debtors, counsel to Honeywell, counsel to the Plan Sponsors, and counsel to the Additional Investors:

(a)file an Approved Plan with the Bankruptcy Court by no later than January 22, 2021;

(b)obtain entry of the Approval Orders by no later than February 19, 2021;

(c)obtain entry of the Disclosure Statement Order by the Bankruptcy Court by no later than March 8, 2021;

(d)obtain entry of the Confirmation Order by the Bankruptcy Court by no later than April 29, 2021; and

(e)cause the effective date of the Approved Plan (the “Effective Date”) to occur by no later than May 7, 2021.

Section 5.Commitments Regarding the Restructuring Transactions.

5.01.Commitment of the Commitment Parties.

(a)During the period beginning on the Agreement Effective Date and ending on a Termination Date (defined in Section 9.08) (such period, the “Effective Period”), subject to the terms and conditions hereof, each of the Commitment Parties agrees, severally and not jointly, that:

(i)it shall cooperate and coordinate activities (to the extent practicable and subject to the terms hereof) with the other Parties and will use commercially reasonable efforts to pursue, support, solicit, implement, confirm, and consummate the Restructuring Transactions, as applicable, and to execute any document and give any notice, order, instruction, or direction reasonably necessary to support, facilitate, implement, consummate, or otherwise give effect to the Restructuring Transactions, as applicable, and to act in good faith and take all commercially reasonable actions to negotiate the Restructuring Documents with the other Commitment Parties and the Debtors and consummate the Restructuring Transactions consistent with this Agreement;

(ii)it shall use commercially reasonable efforts to cooperate with and assist the other Parties in obtaining additional support for the Restructuring Transactions from other stakeholders and shall consult with the Debtors, Honeywell, the Plan Sponsors, and the Requisite Additional Investors regarding the status and the material terms of any negotiations with other stakeholders that are not party to this Agreement (including, for the avoidance of doubt, giving the Debtors, Honeywell, the Plan Sponsors, and the Requisite Additional Investors notice and a reasonable opportunity to coordinate with the other

Parties in advance of any outreach or communications to stakeholders that are not party to this Agreement);

(iii)it shall not, directly or indirectly:

(A)object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions;

(B)file any pleading with the Bankruptcy Court or otherwise support, encourage, seek, solicit, pursue, initiate, assist, join or participate in any challenge to the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the Secured Credit Facility Claims or any liens or collateral securing such Secured Credit Facility Claims; and

(C)propose, support, vote for, encourage, seek, solicit, pursue, initiate, assist, join in, participate in the formulation of or enter into negotiations or discussions with, any entity regarding any Alternative Transaction3 or any arrangement, understanding or agreements related to any Alternative Transaction or any other financing of or investment in any of the Debtors other than the Restructuring Transactions.

(iv)to the extent applicable, timely vote each of its claims against or equity interests in the Debtors (such equity interests, collectively, the “Debtor Interests” and, such claims, collectively, the “Debtor Claims” and, such Debtor Interests and Debtor Claims together, the “Debtor Claims/Interests”) to accept the Approved Plan by delivering its duly executed and completed ballot(s) accepting the Approved Plan, on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot, and not change, withdraw, or revoke (or cause to be changed, withdrawn, or revoked) such vote; provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Commitment Party at any time if this Agreement is terminated with respect to such Commitment Party (it being understood by the Parties that any modification of the Approved Plan that results in a termination of this Agreement pursuant to Section 9 hereof shall entitle such Commitment Party an opportunity to change its vote in accordance with section 1127(d) of the Bankruptcy Code);

[3]

“Alternative Transaction” shall mean any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, exchange offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Debtors or the debt, equity, or other interests in any one or more of the Debtors, that is an alternative to one or more of the Restructuring Transactions.

(v)except to the extent expressly contemplated under the Approved Plan or this Agreement, it will not exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of the Debtor Claims/Interests, and any other claims against any direct or indirect subsidiaries of the Debtors that are not Debtors;

(vi)support and consent to the releases and exculpation provisions in the Approved Plan, which shall be substantially identical to those in the Term Sheet (as defined in the Term Sheet, the “Releases and Exculpation Provisions”);

(vii)negotiate in good faith upon reasonable request of the Debtors or the Plan Sponsors any modifications to the Restructuring Transactions that improve the tax efficiency of the Restructuring Transactions;

(viii)provide draft copies of all motions or proposed orders unrelated to the Restructuring Documents prepared by any Commitment Party to K&E, Milbank, Jones Day, S&C, Gibson, and R&G, as applicable, that such Commitment Party intends to file with the Bankruptcy Court at least three (3) business days (or such shorter review period as necessary in light of exigent circumstances) prior to such filing and consult in good faith with K&E, Milbank, Jones Day, S&C, Gibson, and R&G, as applicable, regarding the form and substance of all such proposed filings with the Bankruptcy Court;

(ix)provide draft copies of any Restructuring Documents and related motions prepared by any Commitment Party to K&E, Milbank, Jones Day, S&C, Gibson, and R&G, as applicable, at least five (5) business days (or such shorter review period as necessary in light of exigent circumstances) prior to such filing.  The applicable Commitment Party shall consult in good faith with K&E, Milbank, Jones Day, S&C, Gibson, and R&G, as applicable, regarding the form and substance of all proposed filings with the Bankruptcy Court; provided, that the consent requirements set forth in this Agreement or Approved Plan shall apply with respect to any motions, declarations, proposed orders or other filings with the Bankruptcy Court that constitute Restructuring Documents;

(x)use commercially reasonable efforts to make all filings and submissions required by any antitrust, competition and merger control laws and any other laws in connection with the Restructuring Transaction within thirty (30) days following the Agreement Effective Date and to promptly file any additional information requested as soon as practicable after receipt of request therefor; and

(xi)promptly (but in any event within three (3) business days) notify the Debtors in writing between the date hereof and the Effective Date of (A) the occurrence, or failure to occur, of any event of which such Commitment Party has actual knowledge and which such occurrence or failure would likely cause (1) any representation of such Commitment Party contained in this Agreement to be untrue or inaccurate in any material respect, (2) any covenant of such Commitment Party contained in this Agreement not to be satisfied in any material respect, or (3) any condition precedent contained in the Approved Plan or this Agreement related to the obligations of such Commitment Party not to occur or become impossible to satisfy.

provided, however, that nothing in this Section 5.01(a) shall require any Commitment Party to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements, that could result in expenses, liabilities or other obligations to any such Party, other than as specifically stated in this Agreement (including the Term Sheet).

(b)The foregoing sub-clause (a) of this Section 5.01 will not limit any of the following Commitment Parties rights:

(i)under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, including, appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case provided that such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and do not hinder, delay or prevent consummation of the Restructuring Transactions;

(ii)to take or direct any action relating to maintenance, protection, or preservation of any collateral provided that such action is not inconsistent with this Agreement and does not hinder, delay, or prevent consummation of the Restructuring Transactions;

(iii)to purchase, sell or enter into any transactions in connection with  any of the Debtor Claims/Interests, subject to the terms of this Agreement;

(iv)to consult with other Commitment Parties, the Debtors, or any other party in interest in the Chapter 11 Cases; provided, that such action is not inconsistent with this Agreement and does not hinder, delay or prevent consummation of the Restructuring Transactions; or

(v)to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents.

5.02.Additional Commitments of the Commitment Parties.

(a)The Plan Sponsors and the Additional Investors hereby agree, severally and not jointly, (i) to purchase shares of Convertible Series A Preferred Stock at a purchase price of $1,050.8 million in the aggregate in cash and (ii) to purchase additional shares of Convertible Series A Preferred Stock at a purchase price up to $200 million in the aggregate in cash pursuant to the BCA in connection with the Rights Offering, in each case, on the terms and conditions set forth in this Agreement, the Term Sheet and, with respect to Series A Preferred Stock purchased in connection with the Rights Offering, the BCA.  The Plan Sponsors and the Additional Investors may assign such commitments to any Party, to their respective creditworthy affiliates or either

Plan Sponsor or any Additional Investors or their respective creditworthy affiliates, but otherwise no Party may sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of, any such commitments to any person.  None of the commitments to purchase the Convertible Series A Preferred Stock of any Plan Sponsor or any Additional Investor shall be reduced for any reason.

(b)Each Plan Sponsor, Additional Investor, Consenting Noteholder and Honeywell represents and warrants to the other Plan Sponsors, Additional Investors, Consenting Noteholders and Honeywell that, as of October 30, 2020, it beneficially owns (as that term is defined in SEC Rule 13d-3 (“Beneficial Ownership”)) the number of shares of equity securities of Garrett set forth on Annex 1.  Each Commitment Party, for so long as it is a Party, will, as promptly as practicable, and in any event within one business day, notify counsel to the other Commitment Parties of any change in its Beneficial Ownership of equity securities of Garrett.  Each Party will individually make and be solely responsible for any filings or notifications as may be necessary under applicable law in connection with the entry into this Agreement and the performance of its obligations hereunder.  The Commitment Parties agree not to (i) make any acquisition of equity securities of Garrett that is coordinated between any of them or (ii) share any pecuniary interest in any equity securities of Garrett held by any other Plan Sponsor, Additional Investor, Consenting Noteholder or Honeywell.

(c)During the Effective Period for so long as the Debtors are Parties to this Agreement, Honeywell agrees that it will not malign, denigrate, or disparage the Debtors with respect to any past or present activities in a manner that could reasonably be expected to be damaging to the reputation of the Debtors.

(d)For so long as the Debtors are Parties to this Agreement, each of the Plan Sponsors, the Additional Investors, and Honeywell agrees that it will (i) submit drafts to S&C of any press releases that disclose the existence or terms of this Agreement or any amendment to the terms of this Agreement as soon as reasonably practicable prior to making any such disclosure and (ii) afford the Debtors an opportunity to comment on such documents and disclosures and address any comments received from such parties in good faith; provided, that this clause (d) will not apply to any disclosures required under federal or state securities laws, including, without limitation, SEC Rule 13d.

5.03.Commitments of the Debtors.

(a)During the Effective Period, the Debtors agree to:

(i)within twelve (12) hours of this Agreement becoming effective, file a notice with the Bankruptcy Court disclosing Garrett’s entry into this Agreement and the Agreement’s effectiveness in a form acceptable to the Debtors, Honeywell, the Plan Sponsors, and the Requisite Additional Investors;

(ii)use commercially reasonable efforts to pursue the Restructuring Transactions on the terms set forth in this Agreement, the Term Sheet, and the Approved Plan, and not sign any agreement to pursue any Alternative

Transaction or other restructuring transaction for the Debtors or substantially all of their assets or equity interests;

(iii)use good faith efforts to implement this Agreement and the Approved Plan in accordance with the Term Sheet, the transactions and other actions contemplated hereby and thereby;

(iv) (A) support and use commercially reasonable efforts to complete the Restructuring Transactions set forth in this Agreement; (B) negotiate in good faith all Restructuring Documents that are subject to negotiation as of the Agreement Effective Date; (C) use commercially reasonable efforts to execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions; (D) make commercially reasonable efforts to obtain required regulatory and/or third‑party approvals for the Restructuring Transactions, if any; (E) not undertake any actions inconsistent with the Restructuring Transactions or the Approved Plan and confirmation thereof and not take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the approval of the Disclosure Statement, the solicitation of votes on the Approved Plan, and the confirmation and consummation of the Approved Plan and the Restructuring Transactions, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements or commence or continue negotiations with any party in interest in these Chapter 11 Cases relating to any Alternative Transaction or chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) or otherwise supporting, pursuing, or otherwise facilitating the consummation of an Alternative Transaction; (F) not, nor encourage any other person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring Transactions; (G) purchase a directors’ and officers’ liability insurance policy or policies (or renewal or replacements therefor) providing for continuous coverage for acts and omissions arising following the expiration of the current directors’ and officers’ liability insurance policies through the Effective Date (including a provision for six (6) years of customary “run off” coverage) at a commercially reasonable cost based on market availability; and (H) use commercially reasonable efforts to support and obtain Bankruptcy Court approval of the release, exculpation and, and indemnification provisions set forth in the Restructuring Documents;

(v) do all things reasonably necessary and appropriate in furtherance of confirming the Approved Plan and consummating the Restructuring Transactions in accordance with, and within the time frames contemplated by, this Agreement;

(vi)at least two (2) business days (or such shorter review period as necessary in light of exigent circumstances) prior to the date when the Debtors intend to file, provide draft copies of all motions and proposed orders unrelated to the Restructuring Documents to K&E, Milbank, Jones Day, Gibson, and R&G, that any Debtor intends to file with the Bankruptcy Court and, at least three (3) business days (or such shorter review period as may be necessary in light of exigent circumstances) prior to the date when the applicable Debtor intends to file, provide draft copies of any Restructuring Documents and related motions, the Confirmation Order, any supplements to the Approved Plan, and any amended versions of the Approved Plan or Disclosure Statement to K&E, Milbank, Jones Day, Gibson, and R&G.  The Debtors shall consult in good faith with K&E, Milbank, Jones Day, Gibson, and R&G regarding the form and substance of all such proposed filings with the Bankruptcy Court; provided, that the consent requirements set forth in this Agreement or Approved Plan shall apply with respect to any motions, declarations, proposed orders or other filings with the Bankruptcy Court that constitute Restructuring Documents;

(vii)(A) submit drafts to K&E, Milbank, Jones Day, Gibson, and R&G, as applicable, of any press releases and public documents that announce the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) calendar days prior (where practicable) to making any such disclosure and (B) afford such advisors and their respective clients an opportunity to comment on such documents and disclosures and address any comments received from such parties in good faith;

(viii)timely object to any motion filed with the Bankruptcy Court by a party other than the Plan Sponsors or Honeywell seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (C) dismissing any of the Chapter 11 Cases;

(ix)timely oppose any objections filed with the Bankruptcy Court to (A) the Disclosure Statement, (B) the Approved Plan, or (C) confirmation of the Approved Plan;

(x)timely object to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(xi)timely oppose any Alternative Transaction, including, without limitation, (A) any motion, application, or request filed with the Bankruptcy Court in connection with or in anticipation of any Alternative Transaction and (B) the Motion of the Official Committee of Equity Securities Holders for Entry of an Order Authorizing Reimbursement Of Certain Fees and Expenses Incurred by Potential Equity Financing Parties [Docket No. 678];

(xii)comply in all material respects with applicable laws (including making or seeking to obtain all required material consents and/or appropriate filings or registrations with, notifications to, or authorizations, consents or approvals of any regulatory or governmental authority, and paying all material taxes as they become due and payable except to the extent nonpayment thereof is permitted by the Bankruptcy Code);

(xiii)maintain the good standing (or equivalent status under the laws of its incorporation or organization) under the laws of the state or other jurisdiction in which each of the Debtors are incorporated or organized;

(xiv)(A) operate the business of each of the Debtors in the ordinary course (other than changes in the operations resulting from or relating to the Restructuring Transactions or the filing of the Chapter 11 Cases) and consistent with past practice and in a manner that is consistent with this Agreement and the business plan of the Debtors and confer with the Commitment Parties and their respective representatives, as reasonably requested, on operational matters and the general status of ongoing operations, and (B) provide the Commitment Parties with any information reasonably requested regarding the Debtors and reasonable access to management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs.  Notwithstanding the generality of the foregoing, the Debtors shall, except as expressly contemplated by this Agreement or with the prior written consent (email being sufficient) of the Plan Sponsors, Honeywell, and the Requisite Additional Investors (such consent not to be unreasonably withheld, conditioned or delayed), and, subject to applicable bankruptcy law, use commercially reasonable efforts consistent with the Restructuring Transactions to (1) maintain their physical assets, properties and facilities in their current working order, condition and repair as of the date hereof, ordinary wear and tear excepted, (2) perform all obligations required to be performed by the Debtors under any executory contracts or unexpired leases that have not been rejected by order of the Bankruptcy Court, (3) maintain their books and records on a basis consistent with prior practice, (4) bill for products sold or services rendered and pay accounts payable in a manner generally consistent with past practice, but taking into account the Restructuring Transactions and the filing of the Chapter 11 Cases, (5) maintain all insurance policies, or suitable replacements therefor, in full force and effect through the close of business on the Effective Date, (6) neither encumber nor enter into any material new leases, licenses, or other use or occupancy agreements for real property or any part thereof outside of the ordinary course of business, and (7) not enter into, adopt or amend any employment agreements, executive or insider employment agreements or any executive or insider management compensation, severance or incentive plans, including any equity arrangements, or increase in any manner the compensation or benefits (including severance), in each case, of any insider of the Debtors outside of the ordinary course of business, except as contemplated by the Approved Plan;

(xv)to the extent that any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated in this Agreement or the Approved Plan, negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in consultation with the Commitment Parties; provided, however, that the economic outcome for the Commitment Parties, the anticipated timing of confirmation and the Effective Date, and other material terms as contemplated in this Agreement and in the Approved Plan must be preserved;

(xvi)promptly (but in any event within three (3) business days) notify the Commitment Parties in writing between the date hereof and the Effective Date of (A) the occurrence, or failure to occur, of any event of which the Debtors have actual knowledge and which such occurrence or failure would likely cause (1) any representation of the Debtors contained in this Agreement to be untrue or inaccurate in any material respect, (2) any covenant of the Debtors contained in this Agreement not to be satisfied in any material respect, or (3) any condition precedent contained in the Approved Plan or this Agreement not to occur or become impossible to satisfy, (B) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Debtors, threatened against the Debtors, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions, and (C) any failure of the Debtors to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect,;

(xvii)promptly (but in any event within three (3) business days) notify the Commitment Parties in writing of any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened);

(xviii)use commercially reasonable efforts to cause the Confirmation Order to become effective and enforceable immediately upon its entry and to have the period in which an appeal thereto must be filed commence immediately upon its entry;

(xix)comply in all material respects with the terms and conditions of any debtor-in-possession financing that remains outstanding with respect to the Debtors;

(xx)not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Restructuring Documents in a manner that is materially inconsistent with this Agreement;

(xxi)not file any pleading materially inconsistent with the Restructuring Transactions or the terms of this Agreement or the Approved Plan;

(xxii)not file any pleading with the Bankruptcy Court or otherwise support, encourage, seek, solicit, pursue, initiate, assist, join or participate in any challenge to the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the Secured Credit Facility Claims or any liens or collateral securing such Secured Credit Facility Claims;

(xxiii)timely object to any pleading filed with the Bankruptcy Court seeking to challenge the validity, enforceability, perfection or priority of, or any action seeking avoidance, claw-back, recharacterization or subordination of, any portion of the Secured Credit Facility Claims or any liens or collateral securing such Secured Credit Facility Claims;

(xxiv)unless notice has already been given pursuant to Section 5.04, promptly (but in any event within one (1) business day) notify the Commitment Parties in writing of any bona fide written proposals, offers, or expressions of interest received after the Agreement Effective Date by any of the Debtors, any of their subsidiaries, or any of their respective representatives, relating to any Alternative Transaction, which such notice shall include a copy thereof; provided that if the Debtors receive a bona fide oral proposal, offer or expression of interest after the Agreement Effective Date and prepare a written summary of such proposal, offer, or expression of interest for any member of management or the Board, the Debtors shall promptly (but in any event within one (1) business day) share such written summary with the Commitment Parties;

(xxv)so long as Honeywell is party hereto, suspend all litigation activities related to and stay the Honeywell Litigation through the Effective Date and dismiss with prejudice such proceedings upon the Effective Date;

(xxvi)so long as the Requisite Consenting Noteholders are party hereto, suspend all litigation activities related to and stay the adversary proceeding captioned Garrett LX I S.A.R.L. v. Deutsche Trustee Company Limited, Adv. Pro. No. 20-01319 (MEW), through the Effective Date and dismiss with prejudice such proceeding upon the Effective Date;

(xxvii)so long as Honeywell and the Requisite Consenting Noteholders, as applicable, are party hereto, not support, encourage, solicit, participate or assist in any litigation similar to, related to, or seeking the same relief as the adversary proceedings and contested matters identified in clauses (xxiii) and (xxiv) above brought by any other party; and

(xxviii)so long as Honeywell is party hereto, not malign, denigrate, or disparage Honeywell with respect to any past or present activities in a manner that could reasonably be expected to be damaging to the reputation of Honeywell.

(b)Nothing in sub-clause (a) of this Section 5.03 shall: (A) affect the ability of any Debtor to consult with any Commitment Party or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or (B) prevent any Debtor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

5.04.No Shop

(a)During the Effective Period, (i) the Debtors shall, and shall instruct, direct and cause any person acting on the Debtors’ behalf to, immediately cease and terminate any ongoing solicitation, discussions and negotiations with respect to any Alternative Transaction and (ii) the Debtors shall not, and the Debtors shall instruct, direct and cause any person acting on the Debtors’ behalf not to, directly or indirectly, initiate, solicit, engage in or participate in any discussions, inquiries or negotiations in connection with any proposal or offer relating to an Alternative Transaction, afford access to the business properties, assets, books or records of or provide any non-public information relating to the Debtors to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate, or encourage any effort by any entity or person with respect to any Alternative Transaction that such entity or person is seeking to make or has made, in each of cases (i) and (ii) unless with the consent of the Plan Sponsors, Honeywell and the Requisite Additional Investors (such consent not to be unreasonably withheld, conditioned or delayed) or as the Court may order.  The Plan Sponsors, Honeywell, and the Requisite Additional Investors shall consult with Gibson prior to consenting to the Debtors pursuing an Alternative Transaction that would provide for inferior plan treatment to the class of Secured Credit Facility Claims as compared to the plan treatment of such class under this Agreement.

(b)Notwithstanding the foregoing Section 5.04(a), if during the Effective Period, the Debtors receive a bona fide, written, unsolicited proposal regarding an Alternative Transaction (an “Alternative Transaction Proposal”) from any entity or person not solicited by the Debtors or any person acting on the Debtors’ behalf in violation of Section 5.04(a) with respect to which the board of directors of the Debtors (the “Board”) has determined in good faith, after consulting with the Debtors’ outside counsel, investment bankers, financial advisors, and consultants, as applicable, and taking into consideration all factors including, without limitation, the likelihood of consummation of such Alternative Transaction Proposal, any costs or risks of a delay in emergence from Chapter 11, the interests of all creditors and all shareholders, whether the Alternative Transaction Proposal includes fully executed and binding commitments to consummate all transactions and financing contemplated therein, and whether the Alternative Transaction could be consummated without the settlement with Honeywell provided in this Agreement and the Approved Plan (including taking into account scenarios in which the Honeywell Litigation produces an outcome that is less favorable to the Debtors’ creditors (excluding Honeywell) and shareholders as compared to the proposed treatment of the Honeywell Claims under the Approved Plan), that the failure of the Board to consider such Alternative Transaction Proposal would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable laws, the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives shall have the right to (i) consider, respond to, provide access for and facilitate any inquiries, proposals, discussion or negotiations of such Alternative Transaction Proposal and (ii) enter into discussions or negotiations with respect to such Alternative Transaction Proposal; provided that, on or prior to the business day immediately following receipt of such Alternative Transaction Proposal, the Debtors shall notify the Commitment Parties of the receipt of such Alternative Transaction Proposal and deliver to the Commitment Parties a copy of such Alternative Transaction Proposal and the basis for the Board’s determination that the failure to consider the Alternative Transaction Proposal would be reasonably expected to be inconsistent with the Board’s fiduciary duties under applicable law, (y) provide the Commitment Parties with regular updates as to the status and progress of such Alternative Transaction Proposal and (z) use commercially reasonable efforts to respond promptly to reasonable information requests from the Commitment Parties relating to such Alternative Transaction Proposal.

(c)During the Effective Period as to the Debtors, if, after complying with their obligations in Section 5.04(b), any of the Debtors or any person acting on the Debtors’ behalf determines to file, support, make a written proposal or counterproposal to any person relating to an Alternative Transaction Proposal or counterproposal to any person relating to an Alternative Transaction Proposal, the Debtors shall notify the Commitment Parties at least two (2) business days in advance of commencing such action, which notice shall specify the identity of the person making such Alternative Transaction Proposal and all of the material terms and conditions of such Alternative Transaction Proposal and attach the most current version of any proposed transaction agreement (and any related agreements) providing for such Alternative Transaction Proposal.  Upon receipt of any notice pursuant to this clause, each of Honeywell, the Plan Sponsors, and the Requisite Additional Investors shall have the right to terminate this Agreement with respect to the Debtors pursuant to Section 9.07.

(d)Notwithstanding the foregoing Section 5.04(a) and without prejudice to the Debtors’ rights under Section 5.04(b), from the Agreement Effective Date through and including January 25, 2021, the Debtors may provide the Official Committee of Equity Securities Holders (the “Equity Committee”) with access to a virtual data room that the Equity Committee may use to share available diligence information with third parties that execute nondisclosure agreements in forms acceptable to the Debtors to facilitate discussions regarding financing for a stand-alone plan of reorganization.

5.05.Lender RSA.  During the Effective Period, each Consenting Lender that is a party to the Lender RSA agrees to act with respect to its rights and obligations under the Lender RSA in a manner consistent with its obligations under this Agreement and to refrain from acting with respect to its rights and obligations under the Lender RSA in any manner that is inconsistent with its obligations under this Agreement, including, without limitation, as necessary to avoid any voluntary termination of the Lender RSA at any time that such Consenting Lender remains bound under the terms of this Agreement.

Section 6.Transfer of Claims and Interests.

(a)During the Effective Period, no Commitment Party, as applicable, shall sell, use, pledge, assign, transfer, permit the participation in, or otherwise dispose of any ownership (including any beneficial ownership4) in any Debtor Claims/Interests in whole or in part (each, a

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As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, the Debtor Claims/Interests or the right to acquire such claims or interests.

“Transfer”) to any party, unless, solely with respect to Debtor Claims, it satisfies all of the following requirements (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”):

(i)the intended transferee (x) is another Commitment Party, (y) as of the date of such Transfer, controls, is controlled by or is under common control with a Commitment Party, a Commitment Party’s affiliate, a Commitment Party’s affiliated fund or a Commitment Party’s affiliated entity with a common investment advisor, or (z) executes a transfer agreement in the form attached hereto as Exhibit B (a “Transfer Agreement”) prior to or concurrently with the closing of such Transfer; and

(ii)notice of any Transfer, including the amount transferred and, in the case of (i)(z) above, the fully executed Transfer Agreement, shall be provided on a confidential and “professional eyes only” basis to K&E, Milbank, Jones Day, S&C, Gibson, and R&G within three (3)  business days following the closing of such Transfer.

(b)Upon satisfaction of the requirements in Section 6(a), (i) the Permitted Transferee shall be deemed to be a Commitment Party hereunder, and, for the avoidance of doubt, a Permitted Transferee is bound as a Party under this Agreement with respect to any and all claims against, or interests in, any of the Debtors, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee, and (ii) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.

(c)Notwithstanding Section 6(a), a Qualified Marketmaker5 that acquires any Debtor Claims with the purpose and intent of acting as a Qualified Marketmaker for such Debtor Claims, shall not be required to execute and deliver to any of K&E, Milbank, Jones Day, S&C, Gibson, or R&G a Transfer Agreement in respect of such Debtor Claims if (A) such Qualified Marketmaker intends to subsequently transfer such Debtor Claims (by purchase, sale, assignment, participation, or otherwise) within five (5) business days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund or affiliated entity with a common investment advisor, (B) the transferee otherwise is a Permitted Transferee and (C) the Transfer otherwise is a Permitted Transfer.  To the extent that a Commitment Party is acting in its capacity as a Qualified Marketmaker, it may transfer (by purchase, sale, assignment, participation or otherwise) any right, title or interest in the Debtor Claims that such Commitment Party acquires in its capacity as a Qualified Marketmaker from a holder of the Debtor Claims who is not a Commitment Party without regard to the requirements set forth in Section 6(a) hereof.

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As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against or interests in the Debtors (or enter with customers into long and short positions in claims against or interests in the Debtors), in its capacity as a dealer or market maker in claims against or interests in the Debtors and (b) is, in fact, regularly in the business of making a market in claims against or interests in issuers or borrowers (including equity or debt securities or other debt).

(d)This Agreement shall in no way be construed to preclude the Commitment Parties from acquiring additional Debtor Claims/Interests; provided, however, that (i) any Commitment Party that acquires additional Debtor Claims, as applicable, after the Agreement Effective Date shall notify K&E, Milbank, Jones Day, S&C, Gibson, and R&G of such acquisition, within five (5) business days following such acquisition, including the amount of such acquisition on a confidential and “professional eyes only” basis, which notice may be deemed to be provided by the filing of a statement with the Bankruptcy Court as required by Rule 2019 of the Federal Rules of Bankruptcy Procedure, including revised holdings information for such Commitment Party and (ii) such additional Debtor Claims/Interests shall automatically and immediately upon acquisition by a Commitment Party, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the respective counsels to the Commitment Parties).

(e)In addition, other than pursuant to a Permitted Transfer, any holder of Debtor Claims/Interests shall become a Party, and become obligated as a Commitment Party, solely to the extent (i) the ascension of such holder to this Agreement is consented to in writing (with email being sufficient) by the Debtors, Honeywell, the Plan Sponsors, the Requisite Additional Investors and the Requisite Consenting Noteholders (which consent of any of the foregoing shall not be unreasonably withheld, conditioned, or delayed) and (ii) (x) such holder executes a joinder agreement in the form attached hereto as Exhibit C (a “Joinder Agreement”), and shall be deemed a Commitment Party hereunder and (y) such joinder is delivered on a confidential and “professional eyes only” basis to K&E, Milbank, Jones Day, S&C, Gibson, and R&G within three (3) business days following the execution thereof.

(f)Notwithstanding anything to the contrary herein, no Commitment Party shall sell, assign, transfer, permit the participation in, or otherwise dispose of any ownership (including any Beneficial Ownership) in any Debtor Interests, in whole or in part, until (i) the Effective Period has terminated and (ii) such Commitment Party has filed an amendment to its Schedule 13D with respect to Garrett disclosing such termination.

(g)Any Transfer made in violation of this Section 6 shall be void ab initio.  Each other Commitment Party shall have the right to enforce the voiding of such Transfer.  Any Commitment Party that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

(h)Notwithstanding anything to the contrary in this Section 6, the restrictions on Transfer set forth in this Section 6 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of (x) a collateralized loan obligation or similar structured security in the ordinary course of business, or (y) a bank or broker dealer or prime broker holding such claims and interests in custody or prime brokerage in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable.  For the avoidance of doubt, a bank, broker-dealer or prime broker holding custody of the claims and interests shall not be subject to the terms of this Agreement solely when acting in such capacity.

Section 7. Representations and Warranties.

7.01.Representations and Warranties. Each Commitment Party represents and warrants, severally, and not jointly, and, each Debtor also represents and warrants, to each other Party, as of the date hereof (or as of the date a Permitted Transferee or Debtor becomes a Party) that:

(a)other than the Debtors, it is the beneficial owner of, or is the nominee, investment manager, adviser, or sub-adviser for beneficial holders of, the Debtor Claims/Interests in the amounts identified by its counsel to the counsel for all Parties via email (such Debtor Claims/Interests, the “Owned Debtor Claims/Interests”);

(b)other than the Debtors, it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Debtor Claims/Interests;

(c)other than the Debtors, the Owned Debtor Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Commitment Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)other than Honeywell and the Debtors, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) non-U.S. person as defined in Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Debtor acquired by the applicable Commitment Party in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act;

(e)as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement;

(f)it is validly existing and in good standing (or equivalent) under the laws of its jurisdiction of organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(g)except as expressly provided in this Agreement, the Approved Plan, the Term Sheet, or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement;

(h)except as expressly provided in this Agreement, it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(i)except as expressly set forth herein (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions), the execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body;

(j)aside from the Lender RSA, it is not a party to any contract, agreement, commitment, understanding or other obligation (written or oral) with any other person or entity which is in effect with respect to any proposal inconsistent with the Restructuring Transactions, or with respect to an Alternative Transaction, and, in the case of Honeywell, is not party to any contract, agreement, commitment, understanding, or other obligation (written or oral) with any Plan Sponsor or Additional Investor with respect to the Restructuring Transactions, except for this Agreement or as otherwise disclosed in writing to S&C prior to the date hereof; and

(k)the execution, delivery, and performance of this Agreement does not and shall not:  (a) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries in any material respect; or (b) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries.

Section 8.Acknowledgement.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.

Section 9.Termination Events.

9.01.Commitment Party Termination Events.  This Agreement may be terminated (a) with respect to Honeywell, by Honeywell, (b) with respect to Oaktree, by Oaktree, (c) with respect to Centerbridge, by Centerbridge, (d) with respect to the Additional Investors, by Additional Investors holding at least 60% of the commitments to purchase Convertible Series A Preferred Stock held by such Additional Investors, (e) with respect to the Consenting Noteholders, by the Requisite Consenting Noteholders, (f) with respect to the Consenting Lenders, by the Requisite Consenting Lenders, and (g) with respect to the Consenting Equityholders, by the Requisite Consenting Equityholders, in each case, by the delivery to the Debtors and the other Commitment Parties of a written notice (email being sufficient) in accordance with Section 11.12 hereof upon the occurrence of any of the following events:

(a)the breach in any material respect by any other Party of any of the representations, warranties, covenants, obligations or commitments set forth in this Agreement, which breach (i) would materially and adversely impede or interfere with the overall acceptance, implementation or consummation of the Restructuring Transactions on the terms and conditions set forth in this Agreement (including the Term Sheet) and (ii) is uncured for a period of five (5) business days after the receipt by the Debtors and such breaching Party of written notice in accordance with Section 11.12 of such breach from any non-breaching Party, other than with respect to any breach that is uncurable, for which no notice or cure period shall be required or apply (it being understood and agreed that any actions required to be taken by such Parties that are included in the Approved Plan or the Term Sheet but not in this Agreement are to be considered “covenants” of such Parties, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Approved Plan or the Term Sheet to be re-copied in this Agreement).

(b)the issuance by any governmental authority, including any regulatory authority, the Bankruptcy Court, or another court of competent jurisdiction, of any injunction, judgment, decree, charge, ruling or order that, in each case, would have an adverse effect on a material provision of this Agreement or a material portion of the Restructuring Transactions or the Approved Plan or a material adverse effect on the Debtors’ businesses, unless the Debtors or any of the Commitment Parties have sought a stay of such injunction, judgment, decree, charge, ruling, or order within fifteen (15) business days after the date such terminating Commitment Party transmits a written notice to the Debtors detailing any such issuance, and such injunction, judgment, decree, charge, ruling, or order is reversed or vacated within twenty (20) business days after the date of such notice; provided, that this termination right may not be exercised by any Commitment Party that sought or requested the issuance of such injunction, judgment, decree, charge, ruling or order in contravention of any obligation set forth in this Agreement;

(c)an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code, a trustee, or a receiver shall have been appointed in the Chapter 11 Cases unless waived by all parties entitled to waive such event of default;

(d)the (i) conversion of one or more of the Chapter 11 Cases of the Debtors to a case under chapter 7 of the Bankruptcy Code or (ii) dismissal of one or more of the Chapter 11 Cases of the Debtors, unless such conversion or dismissal, as applicable, is made with the prior written consent of Honeywell and the Plan Sponsors;

(e)any of the Restructuring Documents after completion, (i) contain terms, conditions, representations, warranties or covenants that are materially inconsistent with the terms of this Agreement, (ii) shall have been materially and adversely amended or modified with respect to the terminating Party or (iii) shall have been withdrawn, in each case, without the consent of the applicable Party in accordance with its approval rights under this Agreement (including the Term Sheet), and in the case of a Restructuring Document that is also an order, including the Confirmation Order, such order shall have been materially stayed, reversed, vacated or adversely modified, without the prior written consent of the Plan Sponsors and Honeywell, solely to the extent the Additional Investors are adversely affected, the Requisite Additional Investors, solely to the extent the plan treatment of the Prepetition Lenders is adversely affected, the Requisite Consenting Lenders, and solely to the extent the economic treatment of the Senior Noteholders or the Consenting Equityholders is adversely affected, the Requisite Consenting Lenders, the Requisite Consenting Noteholders or the Requisite Consenting Equityholders, respectively, unless the Debtors have sought a stay of such order within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance;

(f)the Approved Plan or Disclosure Statement is amended or modified in any manner that is materially adverse to the Commitment Party seeking termination pursuant to this provision and such Commitment Party did not duly consent to such amendment or modification;

(g)any other Party directly or indirectly proposes, supports, assists, solicits or files a pleading seeking approval of any Alternative Transaction (or any approval of any sales, voting or other procedures in connection with an Alternative Transaction) without the prior written consent of Honeywell, the Plan Sponsors, and the Requisite Additional Investors that results in a material adverse effect for the consummation of the Restructuring Transactions;

(h)the Bankruptcy Court enters an order avoiding, disallowing, subordinating or recharacterizing any claim, lien or interest held by the Commitment Parties, unless any Party sought a stay of such order within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance; provided, that no Party other than the Requisite Consenting Noteholders may terminate this Agreement in the event that the Bankruptcy Court enters an order disallowing any claim arising under, derived from, or based on the Applicable Premium (as defined in the Indenture) (a “Make-Whole Disallowance”), and the Requisite Consenting Noteholders may only terminate this Agreement with respect to the rights and obligations of the Consenting Noteholders hereunder in the event of any such Make-Whole Disallowance;

(i)solely with respect to the Additional Investors (upon the exercise by the Requisite Additional Investors of the termination right set forth in this clause (i)) or the Consenting Noteholders (upon the exercise by the Requisite Consenting Noteholders of the termination right set forth in this clause (i)),  if on or after April 19, 2021, an Approved Plan is not filed with the Bankruptcy Court by a person with the right to file a chapter 11 plan on the date of filing such Approved Plan (the “Plan Filing Deadline”), provided that the Plan Filing Deadline shall be automatically extended by an additional ninety (90) days, and for subsequent ninety (90) day periods thereafter, in the event that the Requisite Additional Investors or Requisite Consenting Noteholders, as applicable, do not provide notice of the exercise of the termination right in this clause (i) within five (5) business days after the applicable operative Plan Filing Deadline, in which case this Agreement shall terminate solely with respect to such terminating Party and such date shall be extended with respect to the non-terminating Party, as applicable;

(j)the Effective Date has not occurred by June 30, 2021 (the “Effective Date Deadline”); provided, that the Effective Date Deadline shall be automatically extended for an additional ninety (90) days, and for subsequent ninety (90) day periods thereafter, in the event that either (i) the Plan Filing Deadline has been extended, or (ii) a Party fails to provide notice of the exercise of the termination right in this clause (j) within five (5) business days after the expiration of the operative Effective Date Deadline, in which case this Agreement shall terminate solely with respect to such terminating Party and such deadline shall be extended with respect to all other Parties;

(k)solely to the extent that this Agreement has been terminated with respect to the Debtors, if Honeywell, either Plan Sponsor, the Requisite Additional Investors, the Requisite Consenting Lenders or the Requisite Consenting Noteholders reasonably determine, in good faith, after consulting with and upon the advice of external counsel, and after consultation with the advisors to Honeywell, the Plan Sponsors, the Additional Investors, the Initial Consenting Lenders and the Consenting Noteholders, that (i) the implementation or consummation of the Restructuring Transactions is no longer practicable, and (ii) there are no reasonable alternatives available to address the legal, structural, or other impediments preventing the implementation or consummation of the Restructuring Transactions that do not materially and adversely affect the economic treatment (or, solely with respect to the Consenting Lenders, that do not materially and adversely affect the plan treatment) of such terminating Party under this Agreement; or

(l)if the Bankruptcy Court grants relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions, unless the Debtors or the Commitment Parties have sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance.

9.02.Consenting Lender Termination Events.  Notwithstanding any other provision of this Agreement, the Requisite Consenting Lenders may terminate this Agreement with respect to the Consenting Lenders, and any Consenting Lender may terminate this Agreement as to itself only, in each case upon three (3) days’ prior written notice to all parties in accordance with Section 11.12 hereof, if (a) the treatment of the Secured Credit Facility Claims in an Approved Plan adversely deviates, or is adversely modified or adversely amended, in any manner from that specified for Secured Credit Facility Claims in the Term Sheet, (b) either the Debtors, Honeywell, the Plan Sponsors, or the Requisite Additional Investors file or support a pleading seeking approval of an Alternative Transaction that proposes treatment of the Secured Credit Facility Claims that adversely deviates, in any manner, from the treatment specified for the Secured Credit Facility Claims in the Term Sheet, or (c) an Approved Plan providing for the treatment of the Secured Credit Facility Claims specified in the Term Sheet has not been filed within two (2) business days following the Agreement Effective Date.  Additionally, any Consenting Lender may terminate this Agreement as to itself only upon three (3) days’ prior written notice to all parties in accordance with Section 11.12 hereof in the event that this Agreement or the Term Sheet is amended, supplemented or modified without such Consenting Lender’s consent in such a way as to alter any of this Agreement or the Term Sheet’s material terms in a manner that is disproportionately adverse to such Consenting Lender as compared to similarly situated Consenting Lenders.

9.03.Debtor Termination Events.  Any Debtor may terminate this Agreement as to itself only upon prior written notice to all parties in accordance with Section 11.12 hereof upon the occurrence of any of the following events:

(a)The breach in any material respect by one or more of the Commitment Parties of any of the undertakings, representations, warranties or covenants of the Commitment Parties set forth herein, which breach or failure to act (i) would materially and adversely impede or interfere with the implementation or consummation of the Restructuring Transactions on the terms and conditions set forth in this Agreement (including the Term Sheet) and (ii) is uncured for a period of ten (10) business days after the receipt of written notice in accordance with Section 11.12 of such breach from any non-breaching Party, other than with respect to any breach that is uncurable, for which no notice or cure period shall be required or apply (it being understood and agreed that any actions required to be taken by such Parties that are included in the Approved Plan or the Term Sheet but not in this Agreement are to be considered “covenants” of such Parties, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Approved Plan or the Term Sheet to be restated in this Agreement);

(b)The Board reasonably determines in good faith after receiving the advice of outside counsel that the Debtors’ continued performance under this Agreement would be inconsistent with the exercise of the Board’s fiduciary duties under applicable law; provided that the Debtors may not terminate this Agreement pursuant to this clause (b) unless the Debtors are in compliance with Section 5.04 in all respects;

(c)The Requisite Commitment Parties give a notice of termination of this Agreement;

(d)An order is entered by the Bankruptcy Court or a court of competent jurisdiction denying confirmation of the Approved Plan or declining to approve the Disclosure Statement (in each case, unless caused by a default by any Debtor of its obligations hereunder, in which event the Debtors shall not have the right to terminate under this subsection); provided, that the Debtors shall not have the right to terminate this Agreement pursuant to this Section 9.03(d) if the Bankruptcy Court declines to approve the Disclosure Statement or denies confirmation of the Approved Plan subject only to the making of ministerial or administrative modifications to the Approved Plan or Disclosure Statement;

(e)The issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transactions, which ruling, judgment or order has not been stayed, reversed or vacated within twenty (20) business days after such issuance;

(f)any other Party directly or indirectly proposes, supports, assists, solicits or files a pleading seeking approval of any Alternative Transaction (or any approval of any sales, voting or other procedures in connection with an Alternative Transaction) without the prior written consent of the Debtors that results in a material adverse effect for the consummation of the Restructuring Transactions;

(g)the Effective Date has not occurred by the Effective Date Deadline; or

(h)if the Bankruptcy Court grants relief that would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions, unless the Debtors or the Commitment Parties have sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed or vacated within ten (10) business days after the date of such issuance.

9.04.Restructuring Document Termination Event.  If any Party files a pleading seeking authority to amend, modify, or withdraw any of the Restructuring Documents (the “Filing Party”) without the prior written consent of the Debtors, the Plan Sponsors, and Honeywell, solely to the extent the Additional Investors are adversely affected, the Requisite Additional Investors, solely to the extent the plan treatment of the Secured Credit Facility Claims is adversely affected, the Requisite Consenting Lenders, and solely to the extent the economic treatment of the Senior Notes Claims or the Consenting Equityholders is adversely affected, the Requisite Consenting Noteholders or the Requisite Consenting Equityholders, respectively, such Parties, as applicable, may, upon notice to the Filing Party, terminate the Filing Party’s rights and obligations under this Agreement; provided, that the Filing Party shall have three (3) business days following such notice to withdraw such pleading; provided, further, that in the event that a Filing Party files an Approved Plan containing a modification or amendment that adversely affects the economic treatment of the Senior Notes Claims or plan treatment of the Secured Credit Facility Claims and if an individual Consenting Noteholder or Consenting Lender, as applicable, does not consent to such modification or amendment, then such individual Consenting Noteholder or Consenting Lender, as applicable, may, by delivering to the Debtors and the other Commitment Parties a written notice (email being sufficient) in accordance with Section 11.12 hereof, terminate this Agreement solely with respect to its obligations hereunder, unless such modification or amendment has been withdrawn, reversed, or annulled within three (3) business days of the Filing Party’s receipt of such notice.

9.05.Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement (email being sufficient) among the Debtors and the Requisite Commitment Parties.

9.06.Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice on the Effective Date.

9.07.Termination of Debtors’ Rights and Obligations.  Upon the occurrence of any of the following events, Honeywell, the Plan Sponsors, and the Additional Investors holding at least 60% of the commitments to purchase Convertible Series A Preferred Stock held by such Additional Investors together may, by delivering a written notice (email being sufficient) to the Debtors and the other Commitment Parties in accordance with Section 11.12, terminate the Debtors’ rights and obligations under this Agreement; provided that no such notice to terminate shall be effective at any time when any of Honeywell, the Plan Sponsors or any subset of the Additional Investors holding more than 40% of the commitments to purchase Convertible Series A Preferred Stock held by all Additional Investors are in material breach of this Agreement:

(a)all of the Debtors, other than Garrett, fail to deliver signature pages to this Agreement to the Commitment Parties within fourteen (14) calendar days of the Agreement Effective Date;

(b)the Debtors fail to meet any of the Milestones set forth in Section 4 as a result of the failure by any Debtor to use commercially reasonable efforts to reach such Milestone;

(c)(i) any Debtor fails to comply with, or any Debtor causes any person acting on the Debtors’ behalf to fail to comply with, Section 5.04 of this Agreement in any material respect or (ii) the Debtors deliver, or become required to deliver, a notice contemplated by Section 5.04(c);

(d)any Debtor consents to or fails to contest a motion to terminate its exclusive right under section 1121 of the Bankruptcy Code to file a plan of reorganization and solicit votes thereon;

(e)any Debtor files any motion or application seeking authority to sell all or a material portion of its assets or equity interests, without the prior written consent of Honeywell, the Plan Sponsors, and the Requisite Additional Investors;

(f)any Debtor files any motion seeking authority to enter into postpetition secured financing, without the prior written consent of Honeywell, the Plan Sponsors, and the Requisite Additional Investors; or

(g)the occurrence of an event of default under any debtor-in-possession financing that leads to an acceleration of such financing.

9.08.Effect of Termination.

(a)No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein.  The date on which termination of this Agreement is effective as to a Party shall be referred to as a “Termination Date” for that Party.

(b)Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all claims or causes of action; provided, that such termination shall not relieve any such Party from any liability arising prior to termination.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Commitment Party withdrawing or changing its vote pursuant to this Section 9.08(b) shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and file notice of such withdrawal or change with the Bankruptcy Court.  Nothing in this Agreement shall be construed as prohibiting a Debtor or any of the Commitment Parties from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Debtor or the ability of any Debtor to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Commitment Party and (b) any right of any Commitment Party, or the ability of any Commitment Party, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Debtor or Commitment Party.  No purported termination of this Agreement shall be effective under this Section 9.08(b) or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 9.03(d).

(c)Notwithstanding anything to the contrary herein, to the extent that Honeywell, the Plan Sponsors, and the Additional Investors holding at least 60% of the commitments to purchase Convertible Series A Preferred Stock held by such Additional Investors  together exercise any termination right with respect to the Debtors pursuant to Section 9.07, such action shall only terminate the Debtors’ rights and obligations under this Agreement, and the Commitment Parties shall not be permitted to terminate this Agreement with respect to any other Party.

9.09.Automatic Stay.  The Debtors acknowledge that neither the giving of notice of termination by any Party pursuant to this Agreement nor compliance with any provision hereto shall be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

Section 10.Amendments.  This Agreement, including the Term Sheet, may not be modified, amended, or supplemented in any manner except as consented to (in writing, with email from the applicable counsel being sufficient) by (i) the Debtors, the Plan Sponsors, and Honeywell, (ii) solely to the extent such modification, amendment, or supplement adversely affects the Additional Investors, the Requisite Additional Investors, (iii) solely to the extent such modification, amendment, or supplement adversely affects the plan treatment of the Secured Credit Facility Claims specified in the Term Sheet, the Requisite Consenting Lenders (provided that, to the extent any such modification, amendment, or supplement alters Section 9.01(j) or materially adversely affects the rights of the Consenting Lenders under this Agreement and the Requisite Consenting Lenders have not consented to such modification, amendment, or supplement, the Requisite Consenting Lenders may, by delivering to the Debtors and the other Commitment Parties a written notice (email being sufficient) in accordance with Section 11.12 hereof, terminate this Agreement solely with respect to the obligations hereunder of the Consenting Lenders; provided, however, that, in the case of any alteration to Section 9.01(j) to which the Requisite Consenting Lenders have not consented, the Requisite Consenting Lenders must deliver any such notice within five (5) business days of receiving notice of such alteration), and (iv) solely to the extent such modification, amendment, or supplement adversely affects the Consenting Noteholders, the Requisite Consenting Noteholders (provided that, to the extent any such modification, amendment, or supplement adversely affects the economic treatment of the Senior Notes Claims, if an individual Consenting Noteholder does not consent to such modification, amendment, or supplement, such individual Consenting Noteholder may, by delivering to the Debtors and the other Commitment Parties a written notice (email being sufficient) in accordance with Section 11.12 hereof, terminate this Agreement solely with respect to its obligations hereunder).

Section 11.Miscellaneous.

11.01.Fees and Expenses.  The Debtors shall promptly pay or reimburse, and the Approved Plan shall provide for the payment in full in cash of, all reasonable and documented fees and expenses of the following (regardless of when such fees are or were incurred): (a) Milbank, as legal counsel to the Plan Sponsors, and Houlihan Lokey, Inc., as financial advisor to the Plan Sponsors, (b) K&E, as legal counsel to Honeywell, and TRS Advisors LLC and Centerview Partners LLC as financial advisors to Honeywell, (c) Jones Day, as legal counsel to each Additional Investor, and Rothschild & Co. as financial advisor to each Additional Investor, (d)

Fried, Frank, Harris, Shriver & Jacobson LLP, as legal counsel to The Baupost Group, LLC, and Ducera Partners LLC, as financial advisor to The Baupost Group, LLC, (e) Ropes & Gray LLP, as legal counsel to the Consenting Noteholders, and Moelis & Co., as financial advisor to the Consenting Noteholders, and (f) Gibson, Dunn & Crutcher LLP, as legal counsel to the Consenting Lenders, and PJT Partners LP (“PJT”), as financial advisor to the Consenting Lenders (the “Fees”); provided, that, prior to the Effective Date, the Debtors’ obligation to pay or reimburse the Fees promptly after receipt of an invoice therefor shall be subject to an aggregate cap of $25 million without taking into consideration the Fees in clauses (e) and (f) above (the “Interim Cap”).  The Debtors shall pay or reimburse all unpaid Fees in excess of the Interim Cap on the Effective Date.  The Fees shall be payable by the Debtors without any requirement to (x) file retention or fee applications, (y) provide notice to any person other than the Debtors, or (z) provide individual time entries to the Debtors or any other person.  Nothing herein shall abrogate the Debtors’ obligations under the Final Order (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief [Docket No. 281] (the “DIP Order”) to timely pay all reasonable and documented prepetition and postpetition fees and expenses of (1) the Prepetition Lender Ad Hoc Group advisors, including the fees of Gibson and PJT, and (2) advisors to the Secured Noteholder Ad Hoc Group (as such term is defined in the DIP Order), including the fees of R&G and Moelis & Co., each in accordance with the DIP Order and irrespective of the Interim Cap hereunder.

11.02.Confidentiality.  No Party may disclose or share this Agreement or any information related to the holdings amounts or participation of any other Parties, except as may be required under applicable law, any enforceable order of any court or administrative authority with jurisdiction over the applicable disclosing Party, or applicable regulations or stock exchange rules, as reasonably determined by the applicable disclosing Party upon consultation with counsel (including in-house counsel); provided, further, that copies of this Agreement with such holdings amounts redacted may be shared for purposes of executing a Joinder Agreement or for purposes of the Debtors obtaining Bankruptcy Court approval of this Agreement.

11.03.Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court in connection with the Approved Plan, from time to time, to effectuate the Restructuring Transactions, as applicable.

11.04.Entire Agreement.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto.

11.05.Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

11.06.GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY.  THIS AGREEMENT IS TO BE GOVERNED BY

AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court (or court of proper appellate jurisdiction) (the “Chosen Court”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto or constitutional authority to finally adjudicate the matter.

11.07.Trial by Jury Waiver.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.08.Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

11.09.Rules of Construction.  Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include votes or voting on a chapter 11 plan under the Bankruptcy Code.  When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section or exhibit, respectively, of or attached to this Agreement unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words using the singular or plural number also include the plural or singular number, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (d) the word “or” shall not be exclusive and shall be read to mean “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, and any requirement that any notice, consent or other information shall be provided “in writing” shall include email. Any reference to “business day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday and any other reference to day means a calendar day.

11.10.Interpretation; Representation by Counsel.  This Agreement is the product of negotiations among the Debtors and the Commitment Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Debtors and the Commitment Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel and, therefore, waive the application of any law, regulation, holding or rule of construction (i) providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document or (ii) any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel.

11.11.Successors and Assigns; No Third Party Beneficiaries.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as expressly set forth in this Agreement.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.  For the avoidance of doubt, the treatment of the Honeywell Claims set forth herein and in the Term Sheet was negotiated and agreed to exclusively in connection with the Approved Plan and is expressly conditioned on the terms set forth herein and in the Term Sheet.  The compromised treatment of the Honeywell Claims as set forth herein is not assignable, transferrable, or portable, and in the event that this Agreement is terminated for any reason, Honeywell reserves all rights to pursue any and all claims and causes of action against the Debtors and, to the extent this Agreement is terminated with respect to the Plan Sponsors’ rights and obligations hereunder, to require alternate treatment on account of the Honeywell Claims.

11.12.Notices.  All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

(a)if to the Debtors, to the electronic mail addresses set forth below such Party’s signature, as the case may be, with copies to:

Garrett Motion Inc.

47548 Halyard Drive

Plymouth, MI 48170

Attention:  Jerome Maironi

Email: jerome.mairone@garrettmotion.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP (as counsel to the Debtors)

125 Broad Street

New York, NY 10004-2498

Attention: Andrew G. Dietderich

                  Brian D. Glueckstein

Email: dietdericha@sullcrom.com; gluecksteinb@sullcrom.com

(b)if to Honeywell, to the electronic mail addresses set forth below such Party’s signature (or as directed by any Permitted Transferee thereof), as the case may be, with copies to:

Honeywell International Inc.

300 South Tryon Street, Suite 600

Charlotte, North Carolina 28202

Attention:  Anne Madden, SVP and General Counsel

Email: anne.madden@honeywell.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Nicole L. Greenblatt, P.C.

                  Mark McKane, P.C.

                  Joseph M. Graham

Email address: Nicole.greenblatt@kirkland.com; mark.mckane@kirkland.com; joe.graham@kirkland.com;

(c)if to a Plan Sponsor, to the electronic mail addresses set forth below such Party’s signature (or as directed by any Permitted Transferee thereof), as the case may be, with copies to:

Milbank LLP

Attn:   Dennis F. Dunne, Andrew M. Leblanc, and

Andrew C. Harmeyer

55 Hudson Yards

New York, NY 10003

Tel:   (212) 530-5000

Fax:   (212) 530-5219

Email:  ddunne@milbank.com

             aleblanc@milbank.com

             aharmeyer@milbank.com

(d)if to an Additional Investor, to:

Jones Day

250 Vesey Street

New York, New York 10281

Attention:  Anna Kordas
E-mail address: akordas@jonesday.com

-and-

Jones Day

555 S. Flower St.

50th Floor

Los Angeles, CA 90071

Attention:  Bruce Bennett

                  Joshua M. Mester

                  James O. Johnston
E-mail address: bbennett@jonesday.com; jmester@jonesday.com; jjohnston@jonesday.com

(e)if to the Consenting Lenders, to:

Gibson, Dunn & Crutcher

200 Park Avenue

New York, NY 10166

Attention:  Scott J. Greenberg

                  Steven A. Domanowski

Email: sgreenberg@gibsondunn.com; sdomanowski@gibsondunn.com

-and-

Gibson, Dunn & Crutcher

333 South Grand Avenue

Los Angeles, CA 90071

Attention:  Robert A. Klyman

                  Matthew G. Bouslog

Email: rklyman@gibsondunn.com; mbouslog@gibsondunn.com

(f)if to the Consenting Noteholders, to:

Ropes & Gray

1211 Avenue of the Americas

New York, New York 10036-8704

Telephone: (212) 596-9000

Attention:  Mark I. Bane

                  Matthew M. Roose

                  Daniel G. Egan

Email: mark.bane@ropesgray.com; matthew.roose@ropesgray.com; daniel.egan@ropesgray.com or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above.  Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.

11.13.Survival.  Notwithstanding the termination of this Agreement pursuant to Section 9, the agreements and obligations of the Parties in this Section 11.13 and Sections 6(f), 9.08, 10, 11.01, 11.02, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.12, 11.14, 11.15, 11.16, 11.17, 11.18, 11.19, 11.20, 11.21, and 11.23 shall survive any such termination.

11.14.Independent Analysis.  Each Party hereby confirms that its decision to execute this Agreement has been based upon its independent assessment of documents and information available to it, as it has deemed appropriate.  Each Commitment Party acknowledges and agrees that it is not relying on any representations or warranties other than as set forth in this Agreement.

11.15.Waiver.  If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transactions or the payment of damages to which a Party may be entitled under this Agreement.

11.16.Relationship Among Parties.  Notwithstanding anything herein to the contrary, (i) the duties and obligations of the Parties under this Agreement shall be several, not joint, (ii) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (iii) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (iv) the Parties hereto acknowledge that this agreement does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Debtors and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (v) none of the Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, including as a result of this Agreement or the transactions contemplated herein or in the Term Sheet; and (vi) no action taken by any Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Parties are in any way acting in concert or as such a “group.”

11.17.Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

11.18.Several, Not Joint and Several, Obligations.  Except as otherwise expressly set forth herein, the agreements, representations, warranties, liabilities and obligations of the Parties under this Agreement are, in all respects, several and not joint and several.

11.19.Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall remain in full force and effect.  Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.20.Reporting of Debtor Claims.  The Parties agree and acknowledge that the reported amount of the Debtor Claims reflected in each Commitment Party signature block does not necessarily reflect the full amount of such Commitment Party Debtor Claims (including, without limitation, principal, accrued and unpaid interest, makewhole, fees and expenses) and any disclosure made on any Commitment Party signature block shall be without prejudice to any subsequent assertion by or on behalf of such Commitment Party of the full amount of its Debtor Claims.

11.21.Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

11.22.Claim Resolution Matters.  Prior to the Effective Date, the Debtors shall not enter into any agreements with holders of claims (as defined in the Bankruptcy Code) other than as contemplated in this Agreement, relating to the allowance, estimation, validity, extent, or priority of such claims, or the treatment and classification of such claims under the Approved Plan without the prior written consent of the Plan Sponsors, Honeywell, and the Requisite Additional Investors (such consent not to be unreasonably withheld, conditioned or delayed), except with respect to (a) claims that the Debtors are authorized to resolve or pay pursuant to any applicable first day orders, (b) claims asserted by non-insiders of the Debtors, which the Debtors agree to settle or compromise in exchange for a payment in cash of less than $1,000,000 for any individual claim or $10,000,000 in the aggregate for all claims that the Debtors settle or compromise without the prior written consent of the Plan Sponsors, Honeywell, and the Requisite Additional Investors

(such consent not to be unreasonably withheld, conditioned or delayed) based on reliance upon this clause (b), or (c) claims as otherwise contemplated herein.

11.23.Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.  If the Approved Plan is not consummated, or if this Agreement is terminated for any reason, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses, and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.  This Agreement shall in no event be construed as, or be deemed to be, evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.

11.24.Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval or waiver shall be deemed to have occurred if, by agreement between counsel to the Debtors and the Commitment Parties, as applicable, submitting and receiving such consent, acceptance, approval or waiver, it is conveyed in writing (email being sufficient) between each such counsel without representations or warranties of any kind on behalf of such counsel.

11.25.Indenture Trustee/Agent Direction.  The Consenting Noteholders and Consenting Lenders, to the extent constituting the holders of a majority of the principal amount of the Senior Notes or obligations outstanding under the Credit Agreement, respectively, hereby instruct and direct the Indenture Trustee and the Agent, respectively, to comply with this Agreement to the extent specified herein and to take other actions (or refrain from acting), in each case, as expressly contemplated hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[All signature pages on file with the Debtors.]

EXHIBIT A

TERM SHEET

IN RE: GARRETT MOTION INC., et al.

Restructuring Term Sheet

This term sheet (the “Term Sheet”) sets forth all material terms for (a) the legally binding commitments of the Parties to the Amended and Restated Plan Support Agreement, dated as of February 15, 2021 (the “PSA”), to which this Term Sheet is attached as Exhibit A and (b) the Approved Plan (hereinafter, the “Plan”).1  There shall be no consent right nor condition to the obligations of any of the Subscription Parties or Parties to their respective commitments to the Debtors under the PSA other than as expressly set forth in this Term Sheet or the PSA.  The applicable parties may supplement or replace this Term Sheet with definitive documentation with respect to all or any part of their obligations hereunder, provided that the failure to agree on such definitive documentation shall not relieve the Parties of their obligations under the PSA subject to the terms and conditions set forth therein.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAW.  THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND any OTHER APPLICABLE STATE oR FEDERAL RULES or Doctrines protecting the use or disclosure of information exchanged in the context of settlement discussions.  THIS TERM SHEET INCORPORATES THE RULES OF CONSTRUCTION SET FORTH IN SECTION 102 OF THE BANKRUPTCY CODE.  NOTHING IN THIS TERM SHEET SHALL BE DEEMED AN ADMISSION OF FACT OR LIABILITY BY ANY OF THE PARTIES.

1 Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Annex 1 attached hereto or the PSA.

33560.00098

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
Convertible Series A Preferred Stock

On the Effective Date, the Plan Sponsors and the Additional Investors (the “Subscription Parties”) shall purchase (subject to the Rights Offering) for cash, and Reorganized Garrett shall issue, a number of shares of Convertible Series A Preferred Stock at a purchase price of $1,250.8 million, in the aggregate.  The Convertible Series A Preferred Stock shall have the following terms and conditions:

Dividend.  11% per annum. Payable quarterly in cash or PIK at the option of reorganized Garrett; provided that dividends will automatically PIK during any period in which the Reorganized Debtors’ adjusted EBITDA (to be defined consistent with the definition of adjusted EBITDA included in the Credit Facilities, as they may be amended, modified or replaced from time to time) (“Adjusted EBITDA”) on a consolidated basis for the period of four fiscal quarters ending with the fiscal quarter immediately preceding the declaration of the dividend falls below $425 million.  During any period in which dividends are payable in cash or PIK at the option of reorganized Garrett, the cash/PIK election will be determined by a majority of the disinterested members of the New Board (with the benefit of input from reorganized Garrett’s executive management team as such disinterested members deem appropriate). The Convertible Series A Preferred Stock will participate, on an as-converted basis, in any dividends paid to the holders of reorganized Garrett’s common stock.

Conversion.  Each holder will have the right to convert its shares of Convertible Series A Preferred Stock into common stock of reorganized Garrett, based on a conversion price of $3.50 per common share (the “Conversion Price”) and the initial liquidation preference of the Convertible Series A Preferred Stock, subject to customary conversion procedures and anti-dilution protections (for the avoidance of doubt, not applicable to the Rights Offering or the MIP).  All outstanding Convertible Series A Preferred Stock shall convert into common stock of reorganized Garrett (i) with the approval of holders of a majority of the outstanding shares of Convertible Series A Preferred Stock; or (ii) automatically on the first date on or after the date that is two years from the Effective Date on which (A) $125 million or less of Amortization remains outstanding on the Series B Preferred Stock;  (B) the common stock of reorganized Garrett has a 75-day volume-weighted average price per share that is greater than or equal to 150% of the Conversion Price; and (C) the Reorganized Debtors’ Adjusted EBITDA on a consolidated basis equals or exceeds $600 million for two (2) consecutive quarters (on an LTM basis).  The common stock issued upon such conversion shall be registered on a resale registration statement.

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Notwithstanding anything to the contrary herein, any accrued and unpaid dividends, whether or not previously declared, and any dividends paid in kind on shares of Convertible Series A Preferred Stock shall, as and when the initial liquidation preference of the Convertible Series A Preferred Stock (as adjusted) converts into common stock of reorganized Garrett, be paid in cash or, at reorganized Garrett’s option, convert at the lesser of: (i) the 30-day volume weighted average price per share of the common stock of reorganized Garrett at the time of such conversion; or (ii) the fair market value of the common stock of reorganized Garrett at the time of such conversion as determined by the New Board. Reorganized Garrett shall at all times reserve from its authorized and unissued shares of common stock not less than the aggregate number of shares of common stock as shall be issuable upon the conversion of all outstanding Convertible Series A Preferred Stock.

Ranking. Senior liquidation and distribution rights with respect to all other preferred stock and common stock of reorganized Garrett.  For the avoidance of doubt, in a sale, liquidation, or similar event, if not previously converted, the holders of shares of Convertible Series A Preferred Stock shall be entitled to the greater of (i) the liquidation preference of such stock plus accrued and unpaid dividends thereunder, whether or not previously declared, and (ii) the amount the Convertible Series A Preferred Stock, including accrued and unpaid dividends thereunder, whether or not previously declared, would receive if such shares converted immediately before such event into common stock of reorganized Garrett pursuant to the conversion right specified above (assuming solely for this purpose that any such accrued and unpaid dividends would be satisfied in cash and not in stock).  Following the issue date, no preferred shares or equity securities ranking pari passu with or senior to the Convertible Series A Preferred Stock may be issued by the Reorganized Debtors without the consent of (x) holders of a majority of the outstanding shares of Convertible Series A Preferred Stock and (y) holders of the Series B Preferred Stock.

Voting.  The Convertible Series A Preferred Stock will vote on all matters before holders of common stock in reorganized Garrett as a single class with such holders of common stock on an as-converted basis.

Maturity. Perpetual.

Liquidation Preference.  The Convertible Series A Preferred Stock shall have a liquidation preference equal to $1 per share and be issued at $1 per share.

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Redemption.  The Convertible Series A Preferred Stock will not be redeemable by the Reorganized Debtors, except that (i) at any time following the sixth anniversary of the Effective Date or (ii) in connection with  a transaction resulting in the transfer to a non-affiliate of (a) 50.01% or more of the total voting power of reorganized Garrett or (b) all or substantially all of the assets of the Reorganized Debtors (a “Change of Control”), reorganized Garrett may redeem any Convertible Series A Preferred Stock not converted into common stock of reorganized Garrett for an amount equal to the liquidation preference plus cash equal to the amount of any dividends that have accrued and not been paid in cash (including PIK dividends).

Financial Covenant.  Subject to exceptions that would be customary for analogous debt incurrence covenants applicable to senior secured credit agreements (including without limitation refinancing exceptions) and not less favorable than those set out in the Credit Facilities, the Reorganized Debtors will not be able to incur debt for borrowed money after the Effective Date that would result in the ratio of  the Reorganized Debtors’ Adjusted EBITDA on an LTM basis as of the most recently ended fiscal quarter to debt for borrowed money outstanding exceeding 3x on a pro forma basis, without the approval of holders of a majority of the outstanding shares of Convertible Series A Preferred Stock.

New Money Investors.  The Plan Sponsors and the Additional Investors shall commit, severally and not jointly, to purchase shares of Convertible Series A Preferred Stock at a purchase price of $1,050.8 million in the aggregate in cash in accordance with the allocation annex attached hereto as Annex 2.

Rights Offering.  Further, Garrett shall conduct a rights offering (the “Rights Offering”) without registration under the Securities Act of 1933, as amended, in which all holders of common stock of Garrett that do not participate in the Cash-Out Option shall receive subscription rights to purchase (subject to compliance with all applicable securities laws) additional shares of Convertible Series A Preferred Stock at a purchase price of $200 million in the aggregate in cash.  The record date for purposes of participation in the Rights Offering by holders of common stock of Garrett shall be set at least one week after the Bankruptcy Court’s entry of the Disclosure Statement Order.

4

Backstop of Rights Offering.  The Plan Sponsors and the Additional Investors (severally, but not jointly) commit to exercise the rights allocated to them in the Rights Offering based on their pro rata share of the outstanding common stock of Garrett as of the date of the execution of the PSA to purchase Convertible Series A Preferred Stock in cash at the issuance price. The Plan Sponsors and the Additional Investors (severally, but not jointly) commit to fully backstop the portion of the Rights Offering allocated to other holders of Garrett common stock (the “Remaining Rights Offering Amount”) by committing to purchase for cash at the issuance price all unsubscribed shares on customary terms and conditions to be set forth in a backstop commitment agreement reasonably acceptable to the Debtors, the Plan Sponsors, Honeywell, and the Requisite Additional Investors.  The Plan Sponsors’ aggregate backstop commitment shall be 63.6% of the Remaining Rights Offering Amount (allocated equally between the Plan Sponsors). The Additional Investors’ aggregate backstop commitment shall be 36.4% of the Remaining Rights Offering Amount (allocated pro rata based on their holdings common stock of Garrett as of January 1, 2021).  There shall be no separate fees or other compensation for the backstop commitments, other than customary expense reimbursement and indemnities.

Consent Rights.  The Plan Sponsors and the Debtors may not modify any of the foregoing terms or conditions, unless (i) Honeywell and the Requisite Additional Investors consent or (ii) such modification does not adversely affect the economic treatment of Honeywell or adversely affect the Additional Investors as provided herein.

Other Provisions.  The Convertible Series A Preferred Stock shall not have affirmative, negative or other covenants relating to the Company or any other material rights or privileges other than as set forth herein or as otherwise reasonably agreed among Honeywell, the Debtors, the Plan Sponsors, and the Requisite Additional Investors.

Pro Forma Capital Structure	The Plan shall provide for the recapitalization of the reorganized Debtors (the “Reorganized Debtors”) on the effective date of the Plan (the “Effective Date”).
Cash Out Option

The Plan shall provide that Holders of common stock of Garrett may elect to deliver their shares of such common stock to reorganized Garrett for cancellation in exchange for a payment in cash on the Effective Date equal to $6.25 for each share properly delivered (the “Cash-Out Option” and, the cash payment offered through the Cash-Out Option, the “Cash-Out Consideration”).  For the avoidance of doubt, (i) the Existing Commitment Parties shall not elect to participate in the Cash-Out Option and (ii) holders of common stock of Garrett that elect to participate in the Cash-Out Option and receive the Cash-Out Consideration shall (x) opt into the releases set forth in the Plan and (y) not be entitled to retain their common stock of reorganized Garrett or participate in the Rights Offering.

5

Exit Credit Facilities

Upon the Bankruptcy Court’s entry of the Confirmation Order, Garrett shall have (x) accepted the assignment by FinCo of all of FinCo’s rights and obligations under the Commitment Letter and the Fee Letter and (y) obtained entry of a Bankruptcy Court order approving such assignment, provided that (1) the terms and conditions of the Commitment Letter and the Fee Letter shall be reasonably acceptable to the Debtors, the Plan Sponsors, Honeywell, and the Requisite Additional Investors (it being understood that such documents in the form most recently delivered to the Debtors prior to the date of the PSA are reasonably acceptable to all Parties) and (2) the Debtors shall have no financial obligations thereunder until the entry of the Confirmation Order.   The aggregate principal amount of indebtedness outstanding under the Credit Facilities on the Effective Date shall not exceed the Debt Cap.

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• TREATMENT OF CLAIMS AND INTERESTS OF THE DEBTORS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims
N/A	Administrative Claims

Except to the extent that a holder of an allowed Administrative Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, on the Effective Date or as soon as reasonably practicable thereafter, each holder thereof shall receive payment in full in cash.

N/A
N/A	Priority Tax Claims

Except to the extent that a holder of an allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

N/A
N/A	DIP Facility Claims	In full and final satisfaction, settlement, release, and discharge of and in exchange for each DIP Facility Claim, on the Effective Date, each holder thereof shall receive payment in full in cash.	N/A
Classified Claims and Interests of the Debtors
Class 1	Other Secured Claims

Except to the extent that a holder of an allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall receive, at the option of the Plan Sponsors: (a) payment in full in cash; (b) delivery of the collateral securing its allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) reinstatement of its allowed Other Secured Claim; or (d) such other treatment rendering its allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired / Deemed to Accept

7

Class 2	Other Priority Claims

Except to the extent that a holder of an allowed Other Priority Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall receive payment in full in cash or such other treatment rendering its allowed Other Priority Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

Unimpaired / Deemed to Accept
Class 3	Secured Credit Facility Claims

Except to the extent that a holder of a Secured Credit Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Secured Credit Facility Claim, each holder thereof shall receive payment in full in cash on the Effective Date of (i) all outstanding principal and accrued interest under the Credit Agreement at the contractual non-default rate plus (ii) additional interest of 1% per annum on all outstanding principal and other overdue amounts under the Credit Agreement from the Petition Date to the Effective Date.[6]

Impaired/ Entitled to Vote
Class 4	Senior Notes Claims

Except to the extent that a holder of a Senior Notes Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Senior Notes Claim, each holder thereof shall receive payment in full in cash on the Effective Date of (i) all outstanding principal and accrued and unpaid interest under the Senior Notes at the contractual non-default rate to the Effective Date plus (ii) $15,000,000 on account of Claims arising under, derived from, or based on the Applicable Premium (as defined in the Indenture).

Unimpaired / Deemed to Accept

[6]

Such treatment shall constitute “Acceptable Plan” treatment under that certain Restructuring Support Agreement (as may be amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time), effective September 20, 2020, by and among Garrett and certain of its Debtor affiliates, and certain of the Debtors’ prepetition secured lenders (the “Lender RSA”).

8

Class 5	Honeywell Claims

In full and final satisfaction, settlement, release, and discharge of and in exchange for each Claim of Honeywell arising under, derived from, based on, or related to the Indemnification Agreements and the Tax Matters Agreement (collectively, the “Honeywell Claims”),[7] Honeywell shall receive:  (a) a payment of $375 million in cash on the Effective Date; and (b) new Series B Preferred Stock issued by reorganized Garrett (the “Series B Preferred Stock”), which shall provide for payments to Honeywell in the amounts and at the times set forth in the following schedule:

Payment Date[8]                  Amount

2022                                   $34.8 million

2023                                   $100.0 million

2024                                   $100.0 million

2025                                   $100.0 million

2026                                   $100.0 million

2027                                   $100.0 million

2028                                   $100.0 million

2029                                   $100.0 million

2030                                   $100.0 million

Total                                  $834.8 million

(such payments, the “Amortization”).

Impaired / Entitled to Vote

[7]

Honeywell Claims also include the additional potential contingent, unliquidated contractual and non-contractual claims and causes of action identified in Honeywell’s proofs of claim, as set forth in the PSA.  For the avoidance of doubt, the issuance of the Series B Preferred Stock does not satisfy the Debtors obligations to pay Honeywell’s fees and expenses as set forth in Section 11.01 of the PSA.  Moreover, claims arising under ordinary course business dealings or commercial contracts or related to ongoing services or amounts owed under the Employee Matters Agreement, Intellectual Property Agreement, Trademark License Agreement, Transition Services Agreement, or Cash Repatriation Agreement (each as defined in Honeywell’s proofs of claim) will be addressed by the Debtors and Honeywell in good faith and in the ordinary course of business, in consultation with the Plan Sponsors and subject to the Plan Sponsors’ consent (such consent not to be unreasonably withheld, conditioned or delayed), and are not being satisfied by the issuance of the Series B Preferred Stock, and any claims by Honeywell against the Debtors on account of such matters shall be included in Class 6 General Unsecured Claims.  Resolution of any of these ordinary course matters will not be asserted, directly or indirectly, as a condition to the execution, delivery, or approval by Honeywell or the Debtors of any Restructuring Document and no allegation of non-performance with respect to any of these matters will excuse any Debtor or Honeywell from the performance of their obligations under this Agreement or any Restructuring Document.

[8]	Each payment date will fall on the anniversary of the Effective Date in the year referenced.

9

The Amortization shall be subject to the following conditions: (i) if the Reorganized Debtors’ annual Adjusted EBITDA on a consolidated basis falls below $425 million in any year, such annual Amortization payment for the subsequent year shall be deferred (without the accumulation of additional amounts) and paid in equal installments over the subsequent two years following the payment year of such deferred Amortization payment, in addition to any Amortization payments arising during such following years; (ii) reorganized Garrett may, (x) no more than once during the 18-month period following the Effective Date, call a portion of the Amortization for a payment equal to the present value of the Amortization so called, which payment shall be calculated as of the time of the exercise of such call option and discounted at a rate of 7.25% per annum (the “Call Price”) (provided that the present value of any Amortization remaining (calculated at the Call Price) immediately after reorganized Garrett exercises such call option is no less than $400 million) or (y) at any time, call the Amortization in full for a lump sum payment equal to the Call Price of the remaining Amortization; and (iii) if (v) the Reorganized Debtors’ Adjusted EBITDA on a consolidated basis for the prior twelve months reaches $600 million for two (2) consecutive quarters, (w) a change of control occurs,[9] (x) reorganized Garrett or the New Board asserts in writing that any portion of the Series B Preferred Stock is invalid or unenforceable, (y) indebtedness outstanding under the Credit Facilities is accelerated (and such acceleration is not rescinded), or (z) reorganized Garrett or any of its material subsidiaries files for bankruptcy or similar creditor protection then, in each case, Honeywell shall have the right to cause reorganized Garrett to repurchase, or in the case of clauses (w), (x), (y), and (z) reorganized Garrett shall be required to repurchase, all of the remaining Series B Preferred Stock (in the case of clause (v) above, within 60 days following written notice to reorganized Garrett) at an amount equal to the Call Price (the “Put Option”).

Reorganized Garrett shall reimburse Honeywell for reasonable and documented costs and expenses incurred in connection with successfully enforcing Honeywell’s right to receive the Amortization.

[9]	“Change of Control” for purposes of the Series B Preferred Stock will have a customary definition consistent with the definition in connection with the Convertible Series A Preferred Stock.

10

Upon the completion of the Amortization payments (including through exercise of a call option or the Put Option), the Series B Preferred Stock shall be cancelled and extinguished.

The Series B Preferred Stock shall be non-participating, non-transferrable, non-voting shares of reorganized Garrett. Following the issue date, no preferred shares or equity securities ranking pari passu with or senior to the Series B Preferred Stock (for the avoidance of doubt, other than shares issued in the Rights Offering or as PIK interest to issued Convertible Series A Preferred Stock) may be issued by the Reorganized Debtors without the consent of holders of a majority of the outstanding shares of Series B Preferred Stock (the “Series B Majority”). Reorganized Garrett and its subsidiaries shall not be permitted to enter into any consensual restriction on the ability of reorganized Garrett to make required payments on the Series B Preferred Stock without the prior written consent of the Series B Majority (except for customary restrictions in any agreement governing indebtedness).

The Series B Preferred Stock shall not have affirmative, negative, or other covenants relating to the Company or any other material rights or privileges other than as set forth herein.

Class 6	General Unsecured Claims

Except to the extent that a holder of an allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each such Claim, each holder thereof shall receive, at the option of the Plan Sponsors: (a) reinstatement of such allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; (b) payment in full in cash on the later of (i) the Effective Date or as soon as reasonably practicable thereafter, or (ii) the date such payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such allowed General Unsecured Claim; or (c) such other treatment rendering such general unsecured claim unimpaired in accordance with section 1124 of the Bankruptcy Code.[10]

Unimpaired / Deemed to Accept

[10]	Treatment of any material rejection damages claims to be reasonably acceptable to the Plan Sponsors, Honeywell, and the Requisite Additional Investors.

11

Class 7	Intercompany Claims

Each allowed Intercompany Claim shall be either reinstated or cancelled, as reasonably agreed between the Debtors, Honeywell, the Plan Sponsors, and the Requisite Additional Investors, and released without any distribution.

Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 8	Intercompany Interests

Each allowed Intercompany Interest shall be either reinstated or cancelled, as reasonably agreed between the Debtors, Honeywell, the Plan Sponsors, and the Requisite Additional Investors, and released without any distribution.

Impaired / Deemed to Reject or Unimpaired / Deemed to Accept
Class 9	Section 510(b) Claims	Treatment of Section 510(b) Claims shall be on terms mutually acceptable to the Debtors and the Plan Sponsors, and reasonably acceptable to Honeywell.	Impaired / Deemed to reject
Class 10	Equity Interests in Garrett

Except to the extent that a holder of equity interests in Garrett agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each equity interest in Garrett, each holder thereof shall have the option to elect to either (i) retain its equity interest in reorganized Garrett or (ii) receive the Cash-Out Consideration under the Cash-Out Option.  The failure to make an election to receive the Cash-Out Consideration shall result in the holder retaining its equity interest in reorganized Garrett.

Impaired / Entitled to Vote

12

GENERAL PROVISIONS REGARDING THE PLAN
Vesting of the Debtors’ Property

The property of the estate of each Debtor shall vest in each respective Reorganized Debtor on and after the Effective Date free and clear (except as provided in the Plan) of liens, Claims, charges, and other encumbrances.

Exemption from SEC Registration

The issuance of Convertible Series A Preferred Stock will be exempt from registration with the U.S. Securities and Exchange Commission (the “SEC”) under section 1145 of the Bankruptcy Code.  To the extent section 1145 is unavailable, such securities shall be exempt from SEC registration as a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and/or the safe harbor of Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements.

Garrett shall take such steps as are reasonably necessary to maintain the listing of its common stock on a national exchange. Garrett will also provide the Subscription Parties with customary registration rights.

Professional Fees

The plan shall contain customary provisions providing for the funding of a reserve on the Effective Date, sized by the Debtors in their reasonable discretion, providing for the payment of fees and expenses incurred or to be incurred by estate professionals in connection with the Restructuring Transactions.  All final requests for payment of professional fees shall be filed and served no later than 30 days after the Effective Date, and the Court shall determine the allowed amounts of such fees.  Unless the professional fee claimant agrees to less favorable treatment, such claimant that has been approved by the Bankruptcy Court shall be paid in full in cash.

Releases, Exculpation, and Injunction

The Plan shall contain release, exculpation, and injunction provisions substantively identical to the provisions set forth in Annex 3 hereto, except as the Debtors, the Plan Sponsors, Honeywell, and the Requisite Additional Investors may otherwise agree.

Honeywell and Debtor Mutual Release

On the Effective Date, the Debtors shall release any and all claims and causes of action against Honeywell and its Related Parties based on or relating to, or in any manner arising from, in whole or in part (i) the spin-off of the Debtors by Honeywell, (ii) the Indemnification Agreements and the Tax Matters Agreement, and (iii) all actions taken in connection with the Debtors’ chapter 11 cases (whether arising pre- or post-petition), provided that such release shall not include any claims arising under ordinary course business dealings or commercial contracts or related to ongoing services or amounts owed under the Employee Matters Agreement, Intellectual Property Agreement, Trademark License Agreement, Transition Services Agreement, or Cash Repatriation Agreement (each as defined in Honeywell’s proof of claim).

13

On the Effective Date, Honeywell shall release any and all claims and causes of action against the Debtors and its Related Parties based on or relating to, or in any manner arising from, in whole or in part (i) the spin-off of the Debtors by Honeywell (and any litigation commenced in connection therewith), (ii) the Indemnification Agreements and the Tax Matters Agreement, and (iii) all actions taken in connection with the Debtors’ chapter 11 cases (whether arising pre- or post-petition), provided that such release shall not include any claims arising under ordinary course business dealings or commercial contracts or related to ongoing services or amounts owed under the Employee Matters Agreement, Intellectual Property Agreement, Trademark License Agreement, Transition Services Agreement, or Cash Repatriation Agreement (each as defined in Honeywell’s proof of claim).

Each of Honeywell and the Debtors, in consultation with the Plan Sponsors and subject to the Plan Sponsors’ consent (such consent not to be unreasonably withheld, conditioned or delayed), shall execute and deliver such documents as the other may reasonably request in connection with the Plan and the mutual releases described herein and shall work together in good faith with respect to any related tax and disclosure matters.  For the avoidance of doubt, this mutual release shall have no carve out for willful misconduct, fraud, or gross negligence.

Executory Contracts and Unexpired Leases

The Plan will provide that the executory contracts and unexpired leases that are not rejected as of the Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.  No executory contract or unexpired lease shall be rejected without the written consent of the Plan Sponsors, other than contracts related to Honeywell Claims to the extent contemplated herein or in the PSA.  For the avoidance of doubt, cure costs may be paid in installments following the Effective Date in a manner consistent with the Bankruptcy Code.

Tax Issues	The Parties shall cooperate in good faith to structure the Restructuring Transactions in a tax-efficient manner.

14

Governance of the Reorganized Debtors

Reorganized Garrett shall be a Delaware corporation listed on the NYSE or NASDAQ, and all Parties shall cooperate to make such modifications to the Restructuring Documents as may be reasonably necessary to meet applicable listing standards.

The board of directors (the “New Board”) of reorganized Garrett will be seven (7) members, subject to increase with the consent of Honeywell (solely for so long as the Amortization remaining on the Series B Preferred Stock is greater than $125 million) and a majority of the outstanding shares of Convertible Series A Preferred Stock prior to the conversion thereof.  All directors shall be of the same class and have ordinary duties of corporate directors under Delaware law.  The composition of the New Board shall be determined as follows, with the New Board determined by the Plan on the Effective Date according to these principles; provided, that such nomination procedures shall not apply with respect to the Honeywell Director (as defined below):

The holders of the Series B Preferred Stock shall have the right to elect one (1) board member (the “Honeywell Director”) to the New Board (which right shall be included in the Certificate of Designation for the Series B Preferred Stock) until the date that the Amortization remaining on the Series B Preferred Stock is $125 million or less (the “Resignation Date”).  The Honeywell Director shall resign on the Resignation Date and, thereafter, the holders of the Series B Preferred Stock shall have no further right to elect any directors to the New Board.  For the avoidance of doubt, (i) the Honeywell Director shall not have any special governance rights, and (ii) solely in their capacity as such, the Honeywell Director shall have fiduciary duties only to reorganized Garrett.

Prior to the conversion of the Convertible Series A Preferred Stock, the Additional Investors shall have the right to nominate one (1) board member (the “Additional Investors Director”) to the New Board, provided that, if the Additional Investors cease to collectively hold a number of shares of Convertible Series A Preferred Stock that is less than 60% of the number of shares of Convertible Series A Preferred Stock held by such investors on the issuance date, the Additional Investors Director shall resign, the Additional Investors shall have no further right to nominate any directors to the New Board, but, so long as 20% of the number of outstanding shares of Convertible Series A Preferred is owned by entities other than Centerbridge or Oaktree, the then-current holders of a majority of the outstanding shares of Convertible Series A Preferred Stock, excluding any Convertible Series A Preferred Stock owned by Centerbridge and Oaktree, shall have the right to nominate a board member to the New Board to replace the Additional Investors Director.

One (1) board member will be a member of reorganized Garrett’s executive management team.

15

Half of the balance of the New Board nominees shall be selected by Centerbridge, for so long as Centerbridge holds a number of shares of common stock (including Convertible Series A Preferred Stock on an as-converted basis) that is no less than 60% of the number of shares of common stock (including Convertible Series A Preferred Stock on an as-converted basis) held by Centerbridge on the issuance date, with the number of nominees selected by Centerbridge subject to proportionate reduction as its ownership of the common stock (on an as-converted basis) further decreases.  For so long as Centerbridge has the right to designate more than one nominee, at least one of those nominees will be an individual who is not an employee of Centerbridge.

The other half of the balance of the New Board nominees shall be selected by Oaktree, for so long as Oaktree holds a number of shares of common stock (including Convertible Series A Preferred Stock on an as-converted basis) that is no less than 60% of the number of shares of common stock (including Convertible Series A Preferred Stock on an as-converted basis) held by Oaktree on the issuance date, with the number of nominees selected by Oaktree subject to proportionate reduction as its ownership of common stock (on an as-converted basis) further decreases.  For so long as Oaktree has the right to designate more than one nominee, at least one of those nominees will be an individual who is not an employee of Oaktree.

Nominees selected pursuant to the foregoing following the Effective Date will be subject to customary nomination procedures for public company directors to be implemented at reorganized Garrett.

Management Incentive Plan

Reorganized Garrett shall have a post-Effective Date management incentive plan, the terms of which, including with respect to amount, form, structure, and vesting, shall be determined by the New Board taking into consideration then-current market practices for similarly situated companies.

Definitive Documentation

The Parties shall negotiate the definitive documents necessary to complete the Restructuring Transactions in good faith.  Any and all documentation necessary to effectuate the Restructuring Transactions, including the definitive documents, shall be in form and substance consistent with this Term Sheet and the PSA.  All consent rights not otherwise set forth herein shall be as set forth in the PSA.

16

Conditions Precedent to Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the following conditions precedent and any other conditions precedent reasonably acceptable to each of the Debtors, the Plan Sponsors, Honeywell, and the Requisite Additional Investors:

the Bankruptcy Court shall have entered an order confirming the Plan, in form and substance consistent with the PSA, and such order shall not have been stayed, modified, or vacated on appeal;

the final version of the Plan supplement and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements and exhibits to the Plan, shall have been filed;

the PSA shall not have been terminated by each of the Parties thereto, and shall remain in full force and effect;

the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan (and all applicable waiting periods have expired);

all fees, expenses, and other amounts payable to the Parties under the PSA shall have been paid in full or a customary professional fee escrow shall have been established and funded on terms and conditions reasonably satisfactory to the Plan Sponsors, Honeywell, and the Requisite Additional Investors;

the Debtors shall have implemented the Restructuring Transactions in a manner consistent with the Plan and the PSA;

all definitive documentation for the Restructuring Transactions contemplated by the Plan have been executed and remain in full force and effect;

the Rights Offering shall have been conducted in accordance with the rights offering procedures;

the BCA remains in full force and effect and has not been terminated in accordance with its terms;

no governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Plan; and

no governmental entity has instituted any action or proceeding (that remains pending at what would otherwise be the Effective Date) seeking to enjoin, restrain, or otherwise prohibit consummation of the Plan or the transactions contemplated by the Plan.

Reservation of Rights	Nothing herein is an admission of any kind. If the Restructuring Transactions are not consummated for any reason, all Parties reserve any and all of their respective rights.
Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.
Governing Law

The governing law for all applicable documentation (other than any corporate governance documents) shall be the internal law of the State of New York (without regard to its conflict of law principles) and, to the extent applicable, the Bankruptcy Code.

17

Annex 1

Definitions

Administrative Claim

Any Claim incurred by the Debtors before the Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code.

Claim	As defined in section 101(5) of the Bankruptcy Code.
Commitment Letter

Project Gearbox Commitment Letter, dated as of December 21, 2020, by and among JPMorgan Chase Bank, N.A., Royal Bank of Canada, RBC Capital Markets, LLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities, Inc., Fifth Third Bank, National Association, KeyBanc Capital Markets Inc., KeyBank National Association, and FinCo.

Credit Facilities	As defined in the Commitment Letter.
Debt Cap

$1,190 million, plus the amount of all promissory note cash collateral, supply chain financing cash collateral and cash collateralized L/Cs outstanding as of the Effective Date that the Debtors, the Plan Sponsors, and Requisite Additional Investors reasonably believe will be released to the reorganized Debtors within 90 days of the Effective Date.

DIP Facility Claims

Any Claim arising under, derived from, or based on the DIP Facility or such other debtor in possession financing that remains outstanding with respect to the Debtors immediately prior to the Effective Date.

Existing Commitment Parties	The Commitment Parties to the PSA as of January 11, 2021.
Fee Letter

Project Gearbox Credit Facilities Fee Letter, dated as of December 21, 2020, by and among JPMorgan Chase Bank, N.A., Royal Bank of Canada, RBC Capital Markets, LLC, Deutsche Bank AG New York Branch, Deutsche Bank Securities, Inc., Fifth Third Bank, National Association, KeyBanc Capital Markets Inc., KeyBank National Association, and FinCo.

FinCo	Gearbox FinCo LLC.
General Unsecured Claim

Any Claim other than an Administrative Claim, a Priority Tax Claim, a DIP Facility Claim, an Other Secured Claim, an Other Priority Claim, a Secured Credit Facility Claim, a Senior Notes Claim, a Honeywell Claim, an Intercompany Claim, or a Claim subject to subordination under section 510(b) of the Bankruptcy Code.

Intercompany Claim	A prepetition Claim held by a Debtor against a Debtor.
Intercompany Interest	An Interest in any Debtor other than Garrett.

33560.00098

Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.
Other Priority Claim	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
Other Secured Claim	Any Secured Claim against assets of any of the Debtors, other than a DIP Facility Claim, a Secured Credit Facility Claim, or a Senior Notes Claim.
Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.
Related Party

With respect to any person or entity, each and all of such person’s or entity’s current and former affiliates, and such entities’ and their current and former predecessors, successors and assigns, subsidiaries, direct or indirect equity holders (regardless of whether such interest are held directly or indirectly), affiliates, managed accounts or funds, directors, managers, officers and each of their current and former officers, directors, managers, principals, shareholders, members, equityholders, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and investment and other professionals, and each of the foregoing Person’s respective heirs, executors, estates, successors, assigns and nominees.

Secured

When referring to a Claim: (i) secured by a lien on property in which any Debtor has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (ii) allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

Secured Credit Facility Claim	Any Claim arising under, derived from, or based on the Credit Agreement.
Senior Notes Claims	Any Claim arising under, derived from, or based on the Senior Notes.

Annex 2

Allocation

Garrett Motion - Convertible Series A Preferred Stock Allocation

($ in millions)

Convertible Series A Preferred Stock Allocation
	$
Centerbridge & Oaktree		$690.8
Additional Investors		360.0
Rights Offering Available to All Common Equity Holders(1)		200.0
Total		$1,250.8

(1) Rights offering participation based on common equity holdings and allocated pro rata.

Annex 3

Releases, Exculpation, and Injunction

Definitions

“Exculpated Parties” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Official Committee of Unsecured Creditors (the “Creditors Committee”) and its members, in their capacities as such, (d) the Official Committee of Equity Holders (the “Equity Committee”) and its members, in their capacities as such, (e) the Commitment Parties, (f) the administrative agent, collateral agent, arranger, joint bookrunner, and lenders under the Credit Facilities, each in their capacities as such, (g) the prepetition credit agreement agent and lenders in their capacities as such, and (h) with respect to each entity named in (a) through (g), such entity’s affiliates and such entity’s and its affiliates’ respective managers, members, partners, investors, other equity holders, whether direct or indirect, and directors, officers, employees, consultants, agents, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

“Released Parties” means (a) the Exculpated Parties, (b) the DIP agent and lenders, (c) the senior subordinated notes indenture trustee, and (d) each of their respective current and former directors, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, employees, consultants, agents, affiliates, parents, subsidiaries, members, managers, predecessors, successors, heirs, executors and assigns, participants, subsidiaries, managed accounts or funds, partners, limited partners, general partners, principals, fund advisors, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

“Releasing Parties” means (a) the Released Parties, (b) the Commitment Parties, (c) all holders of Claims or interests that vote to accept the Plan, (d) all holders of Claims or interests that vote to reject the Plan but elect on their ballot to opt into the voluntary release by holders of Claims and interests, and (e) all holders of Claims or interests not described in the foregoing clauses (a) through (e) who elect to opt into the voluntary release by holders of Claims and interests; and (f) with respect to each entity named in (a) through (e), such entity’s affiliates and such entity’s and its affiliates’ respective managers, members, partners, investors, other equity holders, whether direct or indirect, and directors, officers, employees, consultants, agents, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

Debtor Release

For good and valuable consideration, including the service of the Released Parties to facilitate the administration of the Chapter 11 Cases and the implementation of the transactions contemplated by the Plan, on and after the Effective Date, the Released Parties shall be released and discharged by the Debtors, Reorganized Debtors and their estates, including any successor and assign to the Debtors, the Reorganized Debtors or any estate representative, from all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor or Reorganized Debtor, and its successors, assigns, and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Reorganized Debtors or their estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or interest or any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the estates, the conduct of the businesses of the Debtors, these Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the release or discharge of any mortgage, lien or security interest, the subject matter of, or the transactions or events giving rise to, any Claim or interest that is treated in the Plan, the administration of Claims and interests prior to or during these Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation and/or effectuation of the PSA, BCA, the Plan, any plan supplement, any disclosure statement or, in each case, related agreements, instruments or other documents, any action or omission with respect to intercompany claims and intercompany settlements, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, member, manager, affiliate or responsible party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a final order in a court of competent jurisdiction to have constituted gross negligence, willful misconduct, fraud, or a criminal act.

Voluntary Release by Holders of Claims and Interests

For good and valuable consideration, including the service of the Released Parties to facilitate the administration of the Chapter 11 Cases, the implementation of the reorganization contemplated by the Plan, the release of mortgages, liens and security interests on property of the estates, and distributions made pursuant to the Plan, on and after the Effective Date, to the fullest extent permitted by applicable law, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor or Reorganized Debtor and its successors, assigns, and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Reorganized Debtors or their estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or interest or any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the estates, the conduct of the businesses of the Debtors, these Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or interest that is treated in the Plan, the administration of Claims and interests prior to or during these Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation and/or effectuation of the PSA, BCA, the Plan, any plan supplement, any disclosure statement or, in each case, related agreements, instruments or other documents, any action or omission with respect to intercompany claims or intercompany settlements, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, member, manager, affiliate or responsible party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a final order in a court of competent jurisdiction to have constituted gross negligence, willful misconduct, fraud, or a criminal act; provided, however, that the Additional Investors (whether in their capacities as Commitment Parties or as holders of Claims or Interests) shall not be deemed to have released any claim that is the kind of claim described in Section 510(b) of the Bankruptcy Code against the Debtors or any similar claim against one or more of the Debtors’ current or former officers or directors; provided further that the each Additional Investor shall only assert claims against directors and officers as a member of a class in a class action in which the Additional Investor is not a lead plaintiff and respond to or oppose any objections or challenges to its inclusion in such class action, and the Debtors reserve all rights and defenses with respect to such claims and the inclusion of any Additional Investor in any class in a class action.

Scope of Releases

Each person providing releases under the Plan, including the Debtors, the Reorganized Debtors, their estates and the Releasing Parties, shall be deemed to have granted the releases set forth in the Plan notwithstanding that such person may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such person expressly waives any and all rights that it may have under any statute or common law principle which would limit the effect of such releases to those claims or causes of action actually known or suspected to exist at the time of execution of such release.

Exculpation

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring advisors and other professional advisors, representatives and agents will be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with the solicitation.

The Exculpated Parties shall neither have nor incur any liability arising on or after the petition date to any entity for any act or omission in connection with these Chapter 11 Cases, including (a) the operation of the Debtors’ businesses during the pendency of these Chapter 11 Cases; (b) the administration of Claims and interests during these Chapter 11 Cases; (c) formulating, negotiating, preparing, disseminating, implementing, administering, confirming and/or effecting the PSA, the BCA, disclosure statement, the Plan, the plan supplement, and any related contract, instrument, release or other agreement or document created or entered into in connection therewith (including the solicitation of votes for the Plan or other actions taken in furtherance of confirmation or consummation of the Plan); (d) the offer or issuance of any securities under or in connection with the Plan; or (e) the administration or adjudication of Claims, other than liability resulting from any act or omission that is determined by final order in a court of competent jurisdiction to have constituted gross negligence, willful misconduct, fraud or a criminal act.

EXHIBIT B

TRANSFER AGREEMENT

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of [●], 2021 (the “Agreement”),1 by and among the Commitment Parties, including the transferor to the Transferee of any Senior Note Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Commitment Party” under the terms of the Agreement, based on the Debtor Claim that is Transferred.  This Transfer Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.  The Transferee intends to be and is bound under the Agreement with respect to any and all claims against, or interests in, any of the Debtors, whether currently held or hereafter acquired by such Transferee.

Date Executed:  ________________

TRANSFEREE

Name of Institution:

By:
Name:
Its:
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of

Senior Note Claims:

2026 Senior Notes

$

Credit Agreement Claims:

$

DIP Claims:

$

1 Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Garrett Common Stock

Number of Shares:

Any other Debtor Claims:

Type:

$

Type:

$

NOTICE ADDRESS:

[                                  ]

[                                  ]

[                                  ]

Attention:  [                                  ]

E-mail: [                                  ]

with a copy to:

[                                  ]

[                                  ]

[                                  ]

Attention:  [                                  ]

E-mail: [                                  ]

EXHIBIT C

JOINDER AGREEMENT

Joinder Agreement

[_________], 2021

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of [●], 2021, a copy of which is attached hereto as Annex I (as it may be amended, supplemented, or otherwise modified from time to time, the “Agreement”),1 by and among the Commitment Parties.

1.Agreement to be Bound.  The Transferee hereby agrees to be bound by all of the terms of the Agreement.  The Transferee shall hereafter be deemed to be a “Party” and a “Party” for all purposes under the Agreement.

2.Representations and Warranties.  With respect to the aggregate Debtor Claims/Interests set forth below its name on the signature page hereof, the Transferee hereby makes the representations and warranties of the Commitment Parties set forth in Section 7 of the Agreement to each other Party.

3.Governing Law.  This joinder agreement (the “Joinder Agreement”) to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[Remainder of Page Intentionally Left Blank]

1 Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the Transferee has caused this Joinder Agreement to be executed as of the date first written above.

Name of Transferor:

Name of Transferee:

By:
Name:

Title:

Amount of Credit Agreement Claims (if any):  $__________________

Amount of Senior Note Claims (if any):  $__________________

Amount of DIP Claims (if any):  $__________________

Number of Shares of Garrett Common Stock (if any):  __________________

Amount of any other Debtor Claims (if any):  $__________________

Notice Address:

Fax:
Attention:

With a copy to:

Fax:
Attention:

ANNEX 1

Party[1]	Number of Shares of Common Stock of Garrett
Attestor Value Master Fund LP	2,661,970
The Baupost Group, L.L.C.	3,575,000
Benefit Street Partners L.P.	1,389,839
Centerbridge Partners, L.P.	3,390,000
Cyrus Capital Partners, L.P.	10,220,254
FIN Capital Partners LP	380,000
Hawk Ridge Capital Management LP	2,336,564
Honeywell International Inc.	2,284,598
IngleSea Capital	300,000
Keyframe Capital Partners, L.P.	1,506,050
Newtyn Management, LLC	1,655,000
Oaktree Capital Management, L.P.	3,593,111
Sessa Capital (Master), L.P.	6,912,204
Whitebox Multi-Strategy Partners, L.P.	750,000

1 Each entity listed herein is listed either in its principal capacity or in its capacity as agent, investment advisor, or investment manager for certain investment funds or accounts or their respective subsidiaries that have Beneficial Ownership of shares of equity securities in Garrett.